Exhibit 10.5

Execution Copy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 31, 2005

among

DYNEGY HOLDINGS INC.,

as the Borrower,

DYNEGY INC.,

as the Parent Guarantor,

The Other Guarantors Party Hereto,

The Lenders Party Hereto,

CITICORP USA, INC. and JPMORGAN CHASE BANK, N.A.

each as a Co-Administrative Agent with Respect to the Letter of Credit Facility Described Herein,

and each as Collateral Agent

CITICORP USA, INC.,

as Administrative Agent with Respect to the Revolving Loan Facility Described Herein

CITIGROUP GLOBAL MARKETS, INC. AND J.P. MORGAN SECURITIES, INC.

each as a Co-Arranger with Respect to the Letter of Credit Facility Described Herein,

CITIGROUP GLOBAL MARKETS, INC.

as Sole Arranger with Respect to the Revolving Loan Facility Described Herein,

CITICORP USA, INC.,

as Payment Agent,

and

CITIBANK, N.A., and JPMORGAN CHASE BANK, N.A.,

each as an Issuing Bank

$1,000,000,000

i

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	–	JPMC Form of Letter of Credit Application
Exhibit A-2	–	Citibank Form of Letter of Credit Application
Exhibit B-1	–	JPMC Form of Standard Letter of Credit
Exhibit B-2	–	Citibank Form of Standard Letter of Credit
Exhibit C	–	Form of Assignment and Acceptance
Exhibit D-1	–	Form of LC Cash Collateral Account Agreement
Exhibit D-2	–	Form of Revolving Loan Cash Collateral Account Agreement
Exhibit E	–	Summary of Terms and Conditions for Backstop Facility Term Loans

Schedule 1	–	Lenders’ Commitment Amount
Schedule 2	–	Litigation
Schedule 3	–	List of Continuing Letters of Credit

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 31, 2005, among DYNEGY HOLDINGS INC., a Delaware corporation (the “Borrower”), DYNEGY INC. (the “Parent Guarantor”), the SUBSIDIARY GUARANTORS party hereto (the “Guarantors”), CITIBANK, N.A. and JPMORGAN CHASE BANK, N.A., each in their respective capacity as an issuer of the Letters of Credit under this Agreement (in such capacity, together with its successors in such capacity, each an “Issuing Bank”), CITICORP USA, INC. and JPMORGAN CHASE BANK, N.A., each in their respective capacity as a co-administrative agent for the Issuing Banks and the LC Lenders (in such capacity, together with its successors in such capacity, each a “Co-Administrative Agent”), CITICORP USA, INC., in its capacity as administrative agent for the Revolving Loan Lenders (in such capacity, together with its successors in such capacity, the “Revolving Loan Administrative Agent” and collectively with the Co-Administrative Agents, the “Administrative Agents”), CITIGROUP GLOBAL MARKETS, INC., and J.P. MORGAN SECURITIES, INC., each in its respective capacities as co-arrangers of the Letter of Credit facility described herein (in such capacity, together with its successors in such capacity, each a “Co-Arranger”), CITIGROUP GLOBAL MARKETS, INC., in its capacity as the sole arranger of the Revolving Loan facility described herein (in such capacity, together with its successors in such capacity, the “Revolving Loan Sole Arranger” and collectively with the Co-Arrangers, the “Arrangers”), CITICORP USA, INC., in its capacity as payment agent for the Issuing Banks and the Lenders (in such capacity, together with its successors in such capacity, the “Payment Agent”), JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent for the LC Secured Parties referred to below (in such capacity, together with its successors in such capacity, the “LC Collateral Agent”), and CITICORP USA, INC., in its capacity as collateral agent for the Revolving Loan Secured Parties referred to below (in such capacity, together with its successors in such capacity, the “Revolving Loan Collateral Agent” and collectively with the LC Collateral Agent, the “Collateral Agents”), and the Lenders party hereto.

PRELIMINARY STATEMENTS

WHEREAS, certain of the parties hereto have previously entered into an Amended and Restated Credit Agreement, dated as of May 28, 2004 (as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified and in effect prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Issuing Banks issue from time to time one or more Letters of Credit for the account of the Borrower in an aggregate principal or face amount not exceeding their respective LC Commitment (hereinafter defined) at any one time outstanding and the Issuing Banks are prepared to extend such credit upon the terms and conditions hereof;

WHEREAS, the Borrower has requested that the Revolving Loan Lenders make from time to time Revolving Loans to the Borrower in an aggregate principal amount not exceeding their respective Revolving Loan Commitment (hereinafter defined) at any one time outstanding and the Revolving Loan Lenders are prepared to extend such credit upon the terms and conditions hereof; and

WHEREAS, the Lenders hereunder have waived their right to be prepaid on a pro rata basis with all of the Lenders under the Existing Credit Agreement and constitute Required Lenders (as defined in the Existing Credit Agreement) after giving effect to the prepayment of Term Loans to be made on the date hereof and the termination of the Revolving Credit Commitments (as defined in the Existing Credit Agreement) of the Lenders as defined in, and under, the Existing Credit Agreement that are not Lenders hereunder, and desire, with the Borrower, the Parent Guarantor, and the Guarantors, by this Agreement to amend and to restate in full the Existing Credit Agreement;

NOW, THEREFORE, the parties hereby amend and restate the Existing Credit Agreement, in its entirety to read as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ACH Obligations” means any and all obligations of any Loan Party owing to any Lender or any Affiliate of any Lender under any treasury management services agreement, any service terms or any service agreements, including electronic payments service terms and/or automated clearing house agreements, and all overdrafts on any account which any Loan Party maintains with any Lender or any Affiliate of any Lender.

“Administrative Agents” has the meaning set forth in the introductory paragraph of this Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means each of the Administrative Agents, the Payment Agent, each of the Collateral Agents, and each Co-Arranger named on the cover page of this Agreement , together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agents, the Payment Agent, and the Collateral Agents.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Applicable Margin” means, with respect to any LC Disbursement, 0.50% per annum and, with respect to any Revolving Loan, 0.50% per annum.

“Applicable Percentage” means, with respect to any LC Lender, the percentage of total LC Commitments represented by such Lender’s LC Commitment and, with respect to any Revolving Loan Lender, the percentage of total Revolving Loan Commitments represented by such Revolving Loan Lender’s Revolving Loan Commitment.

“Arrangers” has the meaning set forth in the introductory paragraph of this Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the applicable Administrative Agents and, if applicable, the Issuing Banks, in the form of Exhibit D or any other form approved by the applicable Administrative Agents and the Issuing Banks.

“Attorney Costs” means and includes all reasonable, documented and out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Authorized Agent” has the meaning set forth in Section 7.01(e).

“Authorized Officer” means: (a) with respect to any Person that is a corporation, the President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of such Person and (b) with respect to any Person that is a limited liability company, the President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of such Person or of the manager of such Person.

“Auto-Renewal Letter of Credit” means a Letter of Credit with an initial expiry date of one year or less after the date of its issuance that has automatic renewal provisions.

“Availability Period” means (a) for purposes of Section 2.01, with respect to Letters of Credit, any Business Day on or after the Closing Date and before the Letter of Credit Termination Date and (b) for purposes of Section 2.01A, with respect to Revolving Loans, any Business Day on or after the Closing Date and before December 30, 2005.

“Backstop Facility” has the meaning set forth in Section 7.01(e).

“Backstop Facility Fee Letter” means the letter agreement dated as of the date hereof executed by Citigroup Global Markets Inc., the Borrower, and Parent.

“Backstop Facility Term Loan Commitment” means, if applicable, as to each Backstop Lender, its obligation, if any, to make Backstop Facility Term Loans to the Borrower under this Agreement as it shall have been amended or amended and restated as contemplated in Section 4.04 and Section 7.01(e) upon satisfaction of the conditions described in Section 4.04.

“Backstop Facility Term Loans” means, collectively, the term loans to be made by the Backstop Lenders under the Backstop Facility if all of the conditions precedent described in Section 4.04 are satisfied. The Backstop Facility Term Loans can be either Base Rate Loans or Eurodollar Rate Loans.

“Backstop Facility Lenders” has the meaning set forth in Section 7.01(e).

“Backstop Required Lenders” means, at any time, as of any date of determination, Backstop Lenders having more than 50% of the sum of (a) the aggregate outstanding principal amount of Backstop Facility Term Loans on such date after giving effect to any borrowings and prepayments or repayments of Backstop Facility Term Loans occurring on such date and (b) the aggregate unused Backstop Facility Term Loan Commitments; provided that the unused Backstop Facility Term Loan Commitment of, and the portion of the aggregate outstanding principal amount of Backstop Facility Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Backstop Required Lenders.

“Base Rate Loans” means Loans that bear interest based on the Alternate Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to be closed generally under the Laws of, or are in fact generally closed in, Houston, Texas or the city or state where the Payment Agent’s Office is located.

“Business Entity” shall mean any corporation, limited liability company or partnership.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Accounts” means, collectively, the LC Cash Collateral Account and the Revolving Loan Cash Collateral Account.

“Cash Collateral Documents” means, collectively, the LC Cash Collateral Account Agreement and the Revolving Loan Cash Collateral Account Agreement.

“Cash Collateral Secured Parties” means LC Secured Parties and the Revolving Loan Secured Parties.

“Cash Collateralize” means to pledge and deposit with or deliver to the LC Collateral Agent, for the benefit of any Issuing Bank and the Lenders, as collateral for the Obligations, pursuant to Section 2.07 or otherwise, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Co-Administrative Agents, the Collateral Agents and such Issuing Bank. Derivatives of such term (including the term “Cash Collateral”) have corresponding meanings.

“Change in Law” means (a) the adoption of any Governmental Rule after the date of this Agreement, (b) any change in Governmental Rule after the date of this Agreement or (c) compliance by any Lender or the Issuing Banks (or, for purposes of Section 2.11(b), by any lending office of such Lender or the Issuing Banks or by such Lender’s or the Issuing Banks’ holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following: (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of Parent Guarantor or of any Subsidiary of Parent Guarantor, or (B) Chevron and its Affiliates, shall have acquired beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of Parent Guarantor (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of Parent Guarantor entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency, or (ii) during any period of up to 24 consecutive months, commencing on or after the date of this Agreement, individuals who at the beginning of such 24-month period were (A) directors of Parent Guarantor or (B) elected or nominated by (x) individuals who at the beginning of such 24-month period were such directors, (y) individuals elected in accordance with this clause (ii), or (z) the Regents of the University of California or their designee, shall cease for any reason (other than as a result of death, incapacity or normal retirement) to constitute a majority of the board of directors of Parent Guarantor.

“Chevron” means Chevron Corporation, a Delaware corporation.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Co-Administrative Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“Co-Arrangers” has the meaning set forth in the introductory paragraph of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Agents” has the meaning set forth in the introductory paragraph of this Agreement.

“Collateral Documents” means, collectively, the Shared Collateral Documents and the Cash Collateral Documents.

“Collateral Trust Agreement” means that certain Collateral Trust and Intercreditor Agreement dated as of April 1, 2003 as amended by Amendment No. 1 to the Collateral Trust and Intercreditor Agreement dated as of May 28, 2004, as further amended by Amendment No. 2 to the Collateral Trust and Intercreditor Agreement dated as of the date hereof.

“Collateral Trustee” means Wilmington Trust Company, not in its individual capacity but solely as collateral trustee under the Collateral Trust Agreement, and John M. Beeson, Jr., an individual residing in the State of Delaware, not in its individual capacity but solely as individual trustee under the Collateral Trust Agreement.

“Commitment” means a LC Commitment or a Revolving Loan Commitment, as the context may require.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Disbursements required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, liquidation or insolvency proceeding.

“Depositary Banks” means the LC Depositary Bank and the Revolving Loan Depositary Bank.

“Disposition” or “Dispose” means the sale, transfer, or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that in no event shall a “Disposition” be deemed to include (i) the incurrence, creation or suffering to exist of any Lien or (ii) the execution or performance of any offset agreement or any other agreement to assure performance of an obligation of such Person.

“DMS Entities” means, collectively, Dynegy Midstream Services, Limited Partnership, a Delaware limited partnership, Midstream Barge Company, L.L.C., a Delaware limited liability company, Dynegy Liquids G.P., L.L.C., a Delaware limited liability company, Dynegy Regulated Holdings, LLC, a Delaware limited liability company, Dynegy Energy Pipeline Company, L.L.C., a Delaware limited liability company, Warren Petroleum Company, LLC, a Delaware limited liability company, Versado Gas Processors, L.L.C., a Delaware limited liability company, Dynegy Liquids Marketing and Trade, a Delaware general partnership, Downstream Energy Ventures Co., L.L.C., a Delaware limited liability company, Cedar Bayou Fractionators, LP, a Delaware limited partnership, NCLB Liquids Inc., a British Columbia corporation, Dynegy NGL Pipeline Company, LLC, a Delaware limited liability company, Dynegy Intrastate Pipeline, LLC, a Delaware limited liability company, Dynegy OPI, LLC, a Delaware limited liability company, Venice Energy Services Company, LLC, a Delaware limited liability company, and Gulf Coast Fractionators, a Texas general partnership.

“DMS Sale” means the sale of the partnership interests of Dynegy Midstream Services, Limited Partnership, a Delaware limited partnership, pursuant to that certain Partnership Interest Purchase Agreement dated as of August 2, 2005 among the Parent Guarantor, the Borrower, Dynegy Midstream Holdings, Inc., a Delaware corporation, Dynegy Midstream G.P., Inc., a Delaware corporation, Targa Resources, Inc., a Delaware corporation, Targa Resources Partners OLP LP, a Delaware limited partnership, and Targa Midstream GP, LLC, a Delaware limited liability company.

“Dollars” or “$” refers to lawful money of the United States of America.

“Due Date” has the meaning set forth in Section 2.03(a).

“Environmental Laws” means all Governmental Rules (including ISO 14000 standards) or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurodollar Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the FRB or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Payment Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Payment Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Payment Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 minus Eurocurrency Reserve Requirements

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning assigned to such term in Article VI.

“Excess Collateral” means, with respect to any Cash Collateral Account (a) interest income earned on deposits in the Cash Collateral Account and (b) amounts on deposit in the Cash Collateral Account in excess of the Required Reserve.

“Excluded Taxes” means, with respect to the Agents, any Lender, the Issuing Banks or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.14(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a).

“Existing Credit Agreement” has the meaning set forth in the Recitals of this Agreement.

“Existing Letters of Credit” means, collectively, each of the letters of credit described in Schedule 3 which were issued by the Issuing Banks under the Existing Credit Agreement but are to be continued in full force and effect under this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A. on such day on such transactions as determined by the Payment Agent.

“Fee Letters” means, collectively, the LC Facility Fee Letter, the Revolving Loan Facility Fee Letter and, if applicable, the Backstop Facility Fee Letter.

“Foreign Lender” means any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” means the fee payable by the Borrower to each Issuing Bank pursuant to the LC Fee Letter in connection with issuing Letters of Credit under this Agreement from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, concession, certification, exemption, filing, variance, order, judgment, decree, publication, notice to, declaration of or with or registration by or with any Governmental Authority.

“Governmental Authority” means any foreign, Federal, state, municipal, local, territorial, or other governmental or quasi-governmental department, commission, board, bureau, agency, regulatory body, instrumentality, judicial or administrative body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar legally binding form of decision of or determination by, or any legally binding interpretation or administration of any of the foregoing by, any Governmental Authority, in effect at the applicable time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” has the meaning set forth in the introductory paragraph of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” means the date of any payment by any Issuing Bank under a Letter of Credit.

“Indebtedness” of any Person means without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Revolving Loan; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each calendar quarter and the Revolving Loan Termination Date, and (c) as to any Revolving Loan, the Revolving Loan Termination Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its borrowing notice delivered as provided in Section 2.01A(b)(A); provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Revolving Loan Termination Date.

“Issuing Bank” has the meaning set forth in the introductory paragraph of this Agreement. For avoidance of doubt, it is understood that an Issuing Bank may or may not have any LC Commitments hereunder.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority (other than any such agreements which are entered into in respect of a commercial transaction).

“LC Cash Collateral Account” means the Cash Collateral Account required to be established pursuant to Section 2.07 (a)(i), which shall be comprised of a linked “deposit account” within the meaning of Article 9 of the New York Uniform Commercial Code and a “securities account” within the meaning of Article 8 of the New York Uniform Commercial Code, and shall be maintained with the LC Depositary Bank pursuant to the terms of the LC Cash Collateral Account Agreement.

“LC Cash Collateral Account Agreement” means the Blocked Account Control Agreement (Lender Control) dated as of the date hereof among the Borrower, the LC Collateral Agent, and the LC Depositary Bank, in substantially the form of Exhibit D-1.

“LC Commitment” means, with respect to each LC Lender, the commitment of such LC Lender (other than any Issuing Bank to the extent that such Issuing Bank is also an LC Lender) to acquire participations in any Letter of Credit hereunder (including any Existing Letter of Credit), expressed as an amount representing the maximum aggregate amount of such LC Lender’s LC Exposure hereunder as set forth opposite each such LC Lender’s name on Schedule 1, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The aggregate amount of the LC Lenders’ Commitments is $400,000,000.

“LC Depositary Bank” means JPMorgan Chase Bank, N.A., in its capacity as the depositary bank under the LC Cash Collateral Account Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Facility” means, at any time, the aggregate amount of the LC Lenders’ LC Commitments at such time.

“LC Facility Fee Letter” means the letter agreement dated as of October 18, 2005 executed by the Borrower and each of Citibank, N.A., Citicorp USA, Inc. and JPMorgan Chase Bank, N.A.

“LC Lenders” means, collectively, each Person listed on Schedule 2.01 that has executed and delivered this Agreement as an “LC Lender” and any Person that shall have become a party hereto as an “LC Lender” pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LC Obligations” means, collectively, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Reimbursement Obligation or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the LC Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, prepayment premium, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party in respect of any Letter of Credit or LC Commitment or otherwise payable to any LC Lender or its related Parties or any Agent under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any LC Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“LC Required Deposit Amount” means an amount equal to the aggregate maximum amount available for drawing under Letters of Credit issued pursuant to this Agreement and under the Existing Letters of Credit deemed to have been issued under this Agreement pursuant to Section 2.01(b)(ii); provided that for the avoidance of doubt, if the maximum amount available for drawing under any Letter of Credit is subsequently reduced on a permanent basis, the LC Required Deposit Amount shall be reduced by a like amount.

“LC Required Lenders” means, at any time, LC Lenders having LC Exposure representing more than 50% of the sum of the total LC Exposure at such time; provided that for the purpose of determining the Required Lenders hereunder, each Issuing Bank shall be a LC Lender and provided further that the LC Exposure of held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of LC Required Lenders.

“LC Required Reserve” means 103% of the LC Required Deposit Amount.

“LC Secured Parties” means, collectively, the Agents, the Issuing Banks, and each of the LC Lenders.

“Lenders” means, collectively, the LC Lenders and the Revolving Loan Lenders.

“Letter of Credit” means any of the letters of credit issued by or deemed to be issued by an Issuing Bank pursuant to this Agreement either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted. For the avoidance of doubt, any outstanding letters of credit issued under the Existing Credit Agreement shall be deemed to be a Letter of Credit under this Agreement if, and to the extent that, the conditions set forth in Section 2.01(b)(ii) have been satisfied.

“Letter of Credit Application” means, with respect to each Issuing Bank, its respective standard form letter of credit application substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, or, in the case of any letter of credit issued and outstanding under the Existing Credit Agreement immediately prior to the date of this Agreement which are deemed to be issued under this Agreement as of the Closing Date pursuant to Section 2.01(b)(ii), the letter of credit application previously executed with respect to such letter of credit.

“Letter of Credit Facility Fees” has the meaning set forth in Section 2.10.

“Letter of Credit Termination Date” means the third anniversary of the Closing Date (i.e., October 31, 2008).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a Revolving Loan or, if applicable, a Backstop Facility Term Loan.

“Loan Documents” means, collectively, this Agreement, the Letters of Credit issued hereunder and the related Letter of Credit Applications, the Collateral Documents, and the Fee Letters.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, performance or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party, or (c) the rights of or benefits available to the Agents or the Issuing Banks or the Lenders under this Agreement or any of the other Loan Documents.

“Obligations” means LC Obligations and Revolving Loan Obligations.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under the Loan Documents or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, excluding for the avoidance of doubt any Excluded Taxes.

“Parent Guarantor” has the meaning set forth in the introductory paragraph of this Agreement.

“Payment Agent’s Office” means the Payment Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as the Payment Agent may from time to time notify the Borrower, the other Agents, the Issuing Banks and the Lenders.

“Permitted Investments” has the meaning set forth in the Cash Collateral Account Agreement.

“Permitted Liens” means (a) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (b) Liens pursuant to any Loan Document, (c) Liens on the LC Cash Collateral Account in favor of any lender providing Indebtedness that refinances or replaces any of the Loans or Commitments under the Existing Credit Agreement or other Indebtedness that is intended to enjoy the benefits of the Collateral Documents on a pari passu basis with the Secured Parties under this Agreement; provided, that in each case the lenders (or an agent acting on their behalf) providing such Indebtedness agree to subordinate their Liens on the LC Cash Collateral Account to the superpriority of the LC Secured Parties pursuant to an intercreditor agreement in form and substance reasonably acceptable to the LC Collateral Agent, (d) Liens on the Revolving Loan Cash Collateral Account in favor of any lender providing Indebtedness that refinances or replaces any of the Loans or Commitments under the Existing Credit Agreement or other Indebtedness that is intended to enjoy the benefits of the Collateral Documents on a pari passu basis with the Secured Parties under this Agreement; provided, that in each case the lenders (or an agent acting on their behalf) providing such Indebtedness agree to subordinate their Liens on the Revolving Loan Cash Collateral Account to the superpriority of the Revolving Loan Secured Parties pursuant to an intercreditor agreement in form and substance reasonably acceptable to the Revolving Loan Collateral Agent, and (e) Junior Liens (as defined in the Existing Credit Agreement).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Post-Default Rate” shall mean, in respect of any Reimbursement Obligation or any other amount under this Agreement or any other Loan Document that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2.0% per annum above the Alternate Base Rate plus the Applicable Margin as in effect from time to time.

“Post-Petition Interest” shall have the meaning specified in Section 8.05(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base or prime rate in effect at its office located in New York, New York, from time to time; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to each Revolving Loan Lender, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Loan Commitment of such Revolving Loan Lender at such time and the denominator of which is the aggregate Revolving Loan Commitments of all Revolving Loan Lenders at such time; provided that if the Revolving Loan Commitments of each Revolving Loan Lender have been terminated pursuant to Section 6(e), then the Pro Rata Share of each Revolving Loan Lender shall be determined based on the Pro Rata Share of such Revolving Loan Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Disclosure” means the Dynegy Inc.’s and the Borrower’s most recent annual report, Form 10-K for the most recently completed fiscal year, each quarterly report on Form 10-Q or any current reports on Form 8-K (or similar reports filed on successor forms) filed since the initial filing date of such Form 10-K, in each case filed at least 10 days prior to the date of this Agreement.

“Register” has the meaning set forth in Section 8.04.

“Reimbursement Obligations” means the obligations of the Borrower under Section 2.03.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Representative” has the meaning ascribed to such term in Section 1.01 of the Collateral Trust Agreement.

“Required Deposit Amounts” means the LC Required Deposit Amount and the Revolving Loan Required Deposit Amount.

“Required Lenders” means with respect to the LC Facility, the LC Required Lenders, with respect to the Revolving Loan Facility, the Revolving Loan Required Lenders, and if applicable, with respect to the Backstop Facility, the Backstop Facility Required Lenders.

“Required Representative” has the meaning ascribed to such term in Section 1.01 of the Collateral Trust Agreement.

“Required Reserves” means the LC Required Reserve and the Revolving Loan Required Reserve.

“Revolving Loan Cash Collateral Account” means the Cash Collateral Account required to be established pursuant to Section 2.07(a)(ii), which shall be comprised of a linked “deposit account” within the meaning of Article 9 of the New York Uniform Commercial Code and a “securities account” within the meaning of Article 8 of the New York Uniform Commercial Code, and shall be maintained with the Revolving Loan Depositary Bank pursuant to the terms of the Revolving Loan Cash Collateral Account Agreement.

“Revolving Loan Cash Collateral Account Agreement” means the Blocked Account Control Agreement (Lender Control) dated as of the date hereof among the Borrower, the Revolving Loan Collateral Agent, and the Revolving Loan Depositary Bank, in substantially the form of Exhibit D-2.

“Revolving Loan Commitment” means, as to each Revolving Loan Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01A, in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Loan Lender’s name on Schedule 2.01A under the caption “Revolving Loan Commitment” or in the Assignment and Assumption pursuant to which such Revolving Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Revolving Loan Commitments is $600,000,000.

“Revolving Loan Depositary Bank” means Citibank, N.A., in its capacity as the depositary bank under the Revolving Loan Cash Collateral Account Agreement.

“Revolving Loan Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Loan Commitments at such time.

“Revolving Loan Facility Fee Letter” means the letter agreement dated as of the date hereof executed by Citigroup Global Markets Inc., the Borrower, and Parent.

“Revolving Loan Fees” means the fees provided for in the Revolving Loan Facility Fee Letter.

“Revolving Loan Lenders” means each Person listed on Schedule 2.01A that has executed and delivered this Agreement as a “Revolving Loan Lender” and any Person that shall have become a party hereto as a “Revolving Loan Lender” pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Revolving Loan Obligations” means, collectively, means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Loan or any Revolving Loan Commitment, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Revolving Loan Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, prepayment premium, commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party in respect of any Revolving Loan or any Revolving Loan Commitment or otherwise payable to any Revolving Loan Lender of its Related Parties or any Agents under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Revolving Loan Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Revolving Loan Required Deposit Amount” means with respect to any requested borrowing of a Revolving Loan hereunder, an amount equal to the aggregate principal amount of such Revolving Loan borrowing.

“Revolving Loan Required Lenders” means, at any time, as of any date of determination, Revolving Lenders having more than 50% of the sum of (a) the aggregate outstanding principal amount of Revolving Loans on such date after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date and (b) the aggregate unused Revolving Loan Commitments; provided that the unused Revolving Loan Commitment of, and the portion of the aggregate outstanding principal amount of Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Revolving Loan Required Lenders.

“Revolving Loan Required Reserve” means 103% of the Revolving Loan Required Deposit Amount.

“Revolving Loan Secured Parties” means the Agents and each of the Revolving Loan Lenders.

“Revolving Loan Termination Date” means the earlier of (a) December 30, 2005 and (b) the date of termination in whole of the Revolving Loan Commitments pursuant to Section 2.16 or Section 6(e).

“Revolving Loans” means loans by Revolving Loan Lenders to the Borrower under Section 2.01A.

“Secured Parties” means the LC Secured Parties and the Revolving Loan Secured Parties.

“Shared Collateral Documents” means, collectively, the Shared Security Agreement dated as of April 1, 2003, the Non-Shared Security Agreement dated as of April 1, 2003, the Collateral Trust Agreement, and all other “Collateral Documents” as defined in the Existing Credit Agreement, in each case, as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified and in effect prior to the date hereof and each of the mortgages, collateral assignments, shared security agreement supplements, non-shared security agreement supplements, security agreements, pledge agreements, financing statements, or other similar agreements delivered to the Administrative Agents, the Collateral Agent and the Lenders pursuant to the Existing Credit Agreement that are in effect as of the Closing Date.

“Shared Secured Obligations” means, collectively, (a) all ACH Obligations and (b) all Obligations.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent or one or more Subsidiaries of the parent. “Wholly Owned Subsidiary” means any such corporation, limited liability company, partnership, association or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are so owned or controlled. Any reference to a “Subsidiary” in this Agreement and the other Loan Documents that does not identify or refer to a specific parent shall, unless otherwise specified, be understood to be a reference to a Subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the Cash Collateral Account Agreements and the issuance of any Letter of Credit hereunder or the extension of any Loans hereunder.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agents that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if any Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

LETTERS OF CREDIT AND REVOLVING LOANS

SECTION 2.01. Issuance of Letters of Credit.

(a) General.

(i) Subject to the terms and conditions of this Agreement (including Sections 2.17, 4.01 and 4.02 hereof), the Borrower may request of either Issuing Bank the issuance of a Letter of Credit for the account of the Borrower by delivery to the relevant Issuing Bank of a completed Letter of Credit Application, at any time and from time to time during the Availability Period in an aggregate amount not to exceed at any time outstanding the Lenders’ LC Commitment. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Banks relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant Issuing Bank will confirm with the Payment Agent (by telephone or in writing) that the Payment Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Payment Agent with a copy thereof. Upon receipt by such Issuing Bank of confirmation from the Payment Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or its Affiliate or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. No Issuing Bank shall be obligated to make any independent determination as to whether the requested issuance or amendment is permitted in accordance with the terms hereof, and, unless and until such Issuing Bank receives such confirmation from the Payment Agent, such Issuing Bank shall have no obligation to issue the requested Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, any Issuing Bank may, in its sole and absolute discretion, agree to issue an Auto-Renewal Letter of Credit. Unless otherwise directed by such Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Borrower and the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Termination Date; provided that such Issuing Bank may give a notice of non-renewal and thereby prevent the renewal of an Auto-Renewal Letter of Credit if such Issuing Bank has determined at any time within 30 calendar days prior to the Nonrenewal Notice Date of such Auto-Renewal Letter of Credit that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.01(a)(iv), Section 2.01(a)(v), or otherwise).

(iv) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur after the earlier of (1) the first anniversary of its date of issuance (other than with respect to any Auto-Renewal Letter of Credit) and (2) the Letter of Credit Termination Date;

(C) the issuance of such Letter of Credit would violate one or more generally applicable policies of such Issuing Bank; or

(D) any of the conditions precedent set forth in section 4.02 (and with respect to the initial issuance of any Letter of Credit hereunder, section 4.01) has not been satisfied.

(v) The Borrower may obtain Letters of Credit for itself and on behalf of any of its Affiliates; provided, however, the Payment Agent and the Issuing Banks agree that the Borrower may maintain the Existing Letters of Credit issued in favor of the DMS Entities even after the DMS Sale is consummated so long as the Required Reserve is maintained. Notwithstanding the foregoing, upon the expiry date of any Existing Letters of Credit issued on behalf of DMS Entities, the Borrower acknowledges and agrees that after the Closing Date it shall not be permitted to obtain Letters of Credit on behalf of DMS Entities who are no longer Affiliates of the Borrower.

(vi) No Letter of Credit may be issued, amended, renewed or extended if at the time that action is requested it is unlawful or, by reason of any Change of Law, impossible for the Issuing Banks to issue, amend, renew or extend a Letter of Credit or for any Lender to participate in that Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i) To request the issuance, amendment, renewal or extension of a Letter of Credit (other than with respect to any Letter of Credit issued under the Existing Credit Agreement) the Borrower must hand-deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Co-Administrative Agent a completed Letter of Credit Application setting forth the requested date of such issuance, amendment, renewal or extension. Such Letter of Credit Application must be received by the Payment Agent and the relevant Issuing Bank no later than 11:00 a.m. (eastern time) at least two (2) Business Days (or such later date and time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the account party or parties thereof; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the transactions or obligations to be supported thereby and (H) such other information as shall be necessary to prepare the requested Letter of Credit; provided, that in the case of Letters of Credit to be issued on the Closing Date only, the two (2) Business Day prior written notice shall be eliminated. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters consistent with the items set forth in clauses (A)-(H) in the preceding sentence as such Issuing Bank may reasonably require. Renewals of, and amendments to increase the available amount under, any outstanding Letters of Credit will be effectuated by the applicable Issuing Bank within one Business Day of the applicable Issuing Bank’s receipt of a renewal or a request for an increase. The Borrower’s request to reduce the effective face amount of any Letter of Credit shall be effective upon the applicable Issuing Bank’s receipt of a written consent of the beneficiary of such Letter of Credit consenting to such reduction.

(ii) In the case of the letters of credit issued pursuant to the Existing Credit Agreement, each of the Issuing Banks and the Borrower agrees to treat such letters of credit as having been issued pursuant to the terms of this Agreement and to deem the Letter of Credit Applications previously provided by the Borrower with respect to each such letter of credit under the Existing Credit Agreement to be amended to refer to this Agreement, in each case, as of the Closing Date.

(iii) Notwithstanding anything to the contrary in the foregoing, a Letter of Credit may be issued, amended, renewed or extended only if, after giving effect to that issuance, amendment, renewal or extension, the aggregate LC Exposure does not exceed the LC Commitment. Following the receipt of a notice of amendment or reduction complying with this Section 2.01(b), promptly upon the surrender of the existing Letter of Credit for cancellation (or other arrangements satisfactory to the Issuing Banks), and only if there shall have been no LC Disbursements with respect to such existing Letter of Credit which have not been reimbursed by the Borrower, the Issuing Banks shall issue a replacement Letter of Credit to the beneficiary of such Letter of Credit, as applicable.

(c) Expiration Date. Each Letter of Credit shall have an expiry date at or prior to 10:00 a.m. on the Letter of Credit Termination Date. Notwithstanding the foregoing; in the case of any Letter of Credit, which by virtue of the application of the provisions of the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 (the “UCP”), may expire after the Letter of Credit Termination Date, such Letter of Credit shall expire two weeks after the last day of possible presentation under the UCP.

(d) Certain References. For avoidance of doubt, in this Section 2.01 and in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.10(a) and 2.10(b): any references to “Lenders” are to LC Lenders, any references to “Obligations” are to LC Obligations, any references to “Commitments” are to LC Commitments, any references to “Cash Collateral Account” are to the LC Cash Collateral Account, any references to “Cash Collateral Account Agreement” are to the LC Cash Collateral Account Agreement, any references to “Required Deposit Amount” are to the LC Required Deposit Amount, any references to “Required Lender” are to the LC Required Lenders, any references to “Required Reserve” are to the LC Required Reserve, any references to “Secured Parties” are to the LC Secured Parties, any references to “Collateral Agent” are to the LC Collateral Agent,

SECTION 2.01A Revolving Loans.

(a) Borrowings of Revolving Loan. Subject to the terms and conditions set forth herein (including Sections 2.17, 4.01 and 4.03), each Revolving Loan Lender severally agrees to make loans to the Borrower from time to time, on any Business Day during the Availability Period with respect to Revolving Loans, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Loan Lender’s Revolving Loan Commitment; provided that after giving effect to any borrowing of Revolving Loans, the sum of the aggregate outstanding principal amount of the Revolving Loans of any Revolving Loan Lender shall not exceed such Lender’s Revolving Loan Commitment. Within the limits of each Lender’s Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01A(a), prepay under Section 2.01A(c), and reborrow under this Section 2.01A(a). Revolving Loans will be Base Rate Loans.

(b) Borrowings and Continuations of Revolving Loans.

(i) Each borrowing of Revolving Loans shall be made upon the Borrower’s irrevocable notice to the Payment Agent, which may be given by telephone. Each such notice must be received by the Payment Agent not later than 11:00 a.m. (eastern time) on the requested date of any borrowing. Each telephonic notice by the Borrower pursuant to this Section 2.01A must be confirmed promptly by delivery to the Payment Agent of a written borrowing notice specifying the matters set forth below and appropriately completed and signed by an Authorized Officer of the Borrower; provided that upon request by the Payment Agent, such confirmation shall be received prior to the date of the related borrowing (but shall not be required to be received prior to the date referenced in the previous sentence had the request not been made by telephone). Each borrowing of Revolving Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each borrowing notice (whether telephonic or written) shall specify (i) the requested date of the borrowing (which shall be a Business Day), and (iii) the principal amount of Revolving Loans to be borrowed.

(ii) Following receipt of a borrowing notice contemplated by Section 2.01A(b)(i), the Payment Agent shall promptly notify each Revolving Loan Lender of the amount of its Pro Rata Share of the applicable Revolving Loans. In the case of a borrowing, each Revolving Loan Lender shall make the amount of its Revolving Loan available to the Payment Agent in immediately available funds at the Payment Agent’s Office not later than 1:00 p.m. (eastern time) on the Business Day specified in the applicable borrowing notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such borrowing is the initial extension of credit hereunder, Section 4.01), the Payment Agent shall make all funds so received available to the Borrower in like funds as received by the Payment Agent either by (i) crediting the account of the Borrower on the books of the Person serving as the Payment Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Payment Agent by the Borrower.

(iii) At any time that Revolving Loans are outstanding, the Payment Agent shall notify the Borrower and the Revolving Loan Lenders of any change in the Payment Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(iv) The failure of any Revolving Loan Lender to make the Loan to be made by it as part of any Revolving Loan borrowing shall not relieve any other Revolving Loan Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such borrowing, but no Revolving Loan Lender shall be responsible for the failure of any other Revolving Loan Lender to make the Revolving Loan to be made by such other Revolving Loan Lender on the date of any borrowing of Revolving Loans.

(c) Payments; Interest.

(i) The Borrower shall repay all outstanding Revolving Loans on the Revolving Loan Termination Date.

(ii) Subject to the provisions of Section 2.08, each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(iii) Interest on each Revolving Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(iv) The Borrower may, upon notice to the Payment Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty from funds available in the Revolving Loan Cash Collateral Account without a corresponding reduction of the Revolving Loan Commitment in the amount of such prepayment; provided that (i) such notice must be received by the Payment Agent not later than 11:00 a.m. (eastern time) on the date of prepayment of any Loans; (ii) any prepayment of shall be in a principal amount of

$500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment of Revolving Loans to be prepaid. The Payment Agent will promptly notify the Revolving Loan Lenders of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share (if any) of such prepayment. If such notice is given by the Borrower, the Payment Agent shall notify and instruct the Revolving Loan Collateral Agent to direct the Revolving Loan Depositary Bank to withdraw from the Revolving Loan Cash Collateral Account an amount equal to prepayment amount set forth in the Borrower’s notice, together with the unpaid interest accrued thereon, and remit such sum to the Payment Agent for payment to the Revolving Loan Lenders in accordance with the terms of this Agreement. Each prepayment of the outstanding Loans pursuant to this Section 2.01A(iv) shall be applied to the Revolving Loan Lenders in accordance with their respective Pro Rata Shares.

(v) If the Borrower fails to at any time to pay in full when due any amount of principal of, interest on, fees with respect to, or any other amount payable hereunder or under any Loan Document in respect of, the Revolving Loans, the Payment Agent shall notify and instruct the Revolving Loan Collateral Agent to direct the Revolving Loan Depositary Bank to withdraw from the Revolving Loan Cash Collateral Account an amount equal to the sum of such unpaid amount and unpaid interest accrued thereon, and remit such sum to the Payment Agent for payment to the Revolving Loan Lenders and/or the Revolving Loan Collateral Agent and the Agents, as applicable, in accordance with the terms of this Agreement. The Revolving Loan Lenders hereby agree that their sole initial recourse upon the occurrence of an Event of Default or otherwise hereunder, in respect of the Collateral, shall be to receive the amounts on deposit in the Revolving Loan Cash Collateral Account, and that none of them shall make any claim on, or seek to foreclose upon any other Collateral granted under the Collateral Documents until the amounts on deposit in the Revolving Loan Cash Collateral Account have been exhausted.

SECTION 2.02. Drawings and Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower and the Payment Agent thereof (which may be telephonic, promptly confirmed by telecopy). Not later than 12:00 p.m. (eastern time) on an Honor Date, the Borrower may reimburse such Issuing Bank through the Payment Agent in an amount equal to the Dollar Equivalent of such drawing.

(b) By the issuance of a Letter of Credit by an Issuing Bank and/or the continuation of an Existing Letter of Credit under this Agreement, and without any further action on the part of such Issuing Bank or the Lenders, each of the Issuing Banks hereby grants to each Lender, and, notwithstanding each Lender’s Pro Rata Share of the LC Obligations under the Existing Credit Agreement, each Lender hereby acquires from the Issuing Banks, on a pro-rata basis as to any Letter of Credit, a participation in that Letter of Credit, as that Letter of Credit may be amended from time to time (including to increase its stated amount), renewed or extended, equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under that Letter of Credit and the Pro Rata Share of the LC Obligations under the Existing Credit Agreement of each Revolving Credit Lender (as defined in the Existing Credit Agreement) that is not continuing as a Lender under this Agreement shall be deemed to have been assigned to all of the Lenders under this Agreement on a pro-rata basis in accordance with each Lender’s respective Applicable Percentage. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of any Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence or continuance of a Default or an Event of Default or the reduction or termination of the Commitments, and that any acquisition of participations hereunder shall be made without any offset, abatement, withholding or reduction whatsoever.

(c) In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Payment Agent, for account of the Issuing Banks, such Lender’s Applicable Percentage of each LC Disbursement made by each Issuing Bank promptly upon the request of an Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Payment Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Payment Agent of any payment from the Borrower pursuant to Section 2.03, the Payment Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

SECTION 2.03. Reimbursement.

(a) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Payment Agent for the account of such Issuing Bank an amount equal to such LC Disbursement no later than 1:00 p.m., New York City time, on the Business Day following the day that the LC Disbursement is made (the “Due Date”). Unless the Borrower shall reimburse such LC Disbursement in full by 1:00 p.m. on the same day in which such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day commencing on the date the LC Disbursement is made until (but excluding) the date that the Borrower pays the Payment Agent for the account of the Issuing Banks the amount of such LC Disbursement at the rate equal to the Alternate Base Rate plus the Applicable Margin.

(b) If the Borrower fails to reimburse an Issuing Bank for any LC Disbursement by the Due Date in accordance with clause (a) above, the Payment Agent shall notify the LC Collateral Agent to direct the LC Depositary Bank to withdraw an amount equal to such LC Disbursement and unpaid interest accrued thereon and distribute such amount to the Payment Agent for payment to the applicable Issuing Bank and/or the LC Lenders, as applicable, in accordance with the LC Cash Collateral Account Agreement. Each Issuing Bank and the LC Lenders hereby agree that their sole initial recourse upon the occurrence of an Event of Default or otherwise hereunder, in respect of the Collateral, shall be to receive the amounts on deposit in the Cash Collateral Account, and that none of them shall make any claim on, or seek to foreclose upon any other Collateral granted under the Collateral Documents until the amounts on deposit in the Cash Collateral Account have been exhausted.

(c) If for any reason an LC Disbursement is not repaid in full by the Borrower or from proceeds available in the Cash Collateral Account pursuant to clauses (a) or (b) above on the Due Date, the Payment Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of that notice, each Lender shall pay to the Payment Agent its Applicable Percentage of such LC Disbursement, and the Payment Agent will promptly pay to the Issuing Banks the amounts so received by it from the Lenders. Promptly following receipt by the Payment Agent of any amounts pursuant to Section 2.03(a) or Section 2.03(b), the Payment Agent will distribute that payment to the Issuing Banks or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Banks, then to those Lenders and the Issuing Banks as their interests may appear. Any payment made by a Lender pursuant to this clause (c) to reimburse the Issuing Banks for any LC Disbursement shall be treated as the funding of a portion of such Lender’s Commitment. To the extent that any Lender fails to pay any amount required to be paid pursuant to this Section 2.03(c), that Lender shall pay interest to the Issuing Banks (through the Payment Agent) on that amount from and including that due date to but excluding the date that payment is made (i) during the period from and including that due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Effective Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the Alternate Base Rate. The obligation of each Lender to so reimburse the Letter of Credit Issuer shall be absolute and unconditional and shall not be affected by the occurrence of a Default or an Event of Default or any other occurrence, condition or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Banks for the LC Disbursement, together with interest as provided herein.

SECTION 2.04. Obligations Absolute.

(a) The obligations of the Borrower under this Agreement to reimburse any relevant Issuing Bank for each drawing under each Letter of Credit and (without duplication) to repay each LC Disbursement, shall be unconditional and absolute and shall not be affected, modified or impaired by the happening at any time or from time to time of any event, including any of the following, whether or not with notice to or the consent of the Borrower:

(i) the compromise, settlement, release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions, covenants or agreements of any Person in respect of any of the Loan Documents;

(ii) the occurrence, or the failure by an Issuing Bank, an Administrative Agent, any Lender or any other Person to give notice to the Borrower of the occurrence, of any Default or any default under any of the Loan Documents;

(iii) the waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Loan Documents;

(iv) the extension of the time for performance of any other obligations, covenants or agreements of any Person under or arising out of any of the Loan Documents;

(v) the taking or the omission of any of the actions referred to in any of the Loan Documents;

(vi) any failure, omission or delay on the part of an Issuing Bank, an Administrative Agent, any Lender, the Borrower or the beneficiary of any Letter of Credit to enforce, assert or exercise any right, remedy, power or privilege conferred by any Loan Document, or any other act or acts on the part of an Issuing Bank, an Administrative Agent, any Lender, the Borrower or the beneficiary of any Letter of Credit;

(vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings that affect, the Borrower or any other party to any of the Loan Documents;

(viii) any lack of validity or enforceability of any Letter of Credit or any Loan Document or any allegation of invalidity or unenforceability or any contest of such validity or enforceability;

(ix) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against an Issuing Bank, any Lender or any beneficiary of any Letter of Credit (or any persons or entities for whom an Issuing Bank, any such Lender or any such beneficiary may be acting), or any other Person, whether in connection with any Loan Document, any of the transactions contemplated by any Loan Document or any unrelated transaction;

(x) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(xi) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(xii) the release or discharge by operation of law of the Borrower from the performance or observance or any obligation, covenant or agreement contained in any Loan Document;

(xiii) any dispute between or involving the Borrower and the beneficiary under any Letter of Credit, including, without limitation, matters relating to any underlying contracts, arrangements or transactions; or

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower, except as otherwise provided in clause (b) of this Section 2.04.

(b) Neither the Agents, the Agent-Related Persons, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of a Letter of Credit by an Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to a Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Banks’ gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of any Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of the relevant Letter of Credit;

(iii) each Issuing Bank may rely upon oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the Borrower, whether or not given or signed by an authorized person;

(iv) each Issuing Bank shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness, falsification or legal effect of any presentation, under any Letter of Credit if such presentation appears on its face to be in compliance with such Letter of Credit, even if the purported signer is a customer of an Issuing Bank or its signature is otherwise known to an Issuing Bank;

(v) each Issuing Bank shall not be responsible for any acts or omissions by, or the solvency of, any beneficiary of any Letter of Credit, any nominated person or any other person;

(vi) each Issuing Bank may pay any paying or negotiating bank (designated or permitted by the terms of a Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under the laws or practice of the place where it is located; and

(vii) each Issuing Bank may select any affiliate of such Issuing Bank or any other bank to act as advising, transferring, confirming and/or nominated bank under the law and practice of the place where it is located (unless specifically designated in a Letter of Credit Application).

(c) None of the circumstances in this Section 2.04(b) shall impair or waive the Issuing Banks’ rights and remedies against the Borrower or place the Issuing Banks under any liability whatsoever to the Borrower.

(d) This Section 2.04 shall establish the standard of care to be exercised by the Issuing Banks when determining whether drafts and other documents presented under any Letter of Credit comply with the terms thereof (and the parties hereto hereby waive (on its behalf as well as the behalf of its respective Related Parties), to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(e) THE PARENT GUARANTOR AND THE ACCOUNT PARTY FOR THEMSELVES AND THEIR SUBSIDIARIES, HEREBY WAIVE AND RELINQUISH ANY AND ALL CLAIMS THEY MAY HAVE FOR INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES AND FOR DIRECT DAMAGES RESULTING FROM NEGLIGENCE BY ANY ISSUING BANK WHICH DOES NOT RISE TO THE LEVEL OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 2.05. Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly after such examination notify the Co-Administrative Agents and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement. The Borrower acknowledges and agrees that the Issuing Banks shall have the right to honor demands for payments under a Letter of Credit that are submitted by a beneficiary via telecopy if such Letter of Credit provides for submission by telecopy.

SECTION 2.06. Modification, Reduction and Reinstatement.

(a) Modification. The issuance by an Issuing Bank of any modification or supplement to a Letter of Credit hereunder shall be subject to the same conditions applicable under this Section 2.06 to the issuance of a new Letter of Credit, and no such modification or supplement shall be issued hereunder unless (i) the Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form and (ii) each Lender shall have consented to such modification or supplement (such consent not to be unreasonably withheld or delayed); provided that such modification or supplement will not be deemed to be a new extension of credit hereunder unless the amount available for drawing under such Letter of Credit is increased.

(b) Reduction and Reinstatement. Upon an LC Disbursement under a Letter of Credit, the amount available to be drawn under such Letter of Credit shall be reduced by an amount equal to the amount of such LC Disbursement. Subject to this Section 2.06 and the applicable Letter of Credit, the applicable Issuing Bank shall reinstate such Letter of Credit by increasing the amount which may be drawn thereunder in an amount equal to the LC Disbursement by delivering a notice of reinstatement to the beneficiary of such Letter of Credit. The obligation of an Issuing Bank to so reinstate such Letter of Credit is subject to the satisfaction of each of the following conditions precedent on the day of such reinstatement:

(i) the Letter of Credit Termination Date shall not have occurred on or before the date of reinstatement; and

(ii) in connection therewith the Borrower shall have theretofore reimbursed the applicable Issuing Bank in respect of the LC Disbursement under such Letter of Credit with respect to which such reinstatement is sought (with accrued and unpaid interest thereon) in an aggregate amount equal to the amount of such reinstatement or, in the case where proceeds from the Cash Collateral Account have been applied to reimburse the applicable Issuing Bank for the LC Disbursement and interest thereon pursuant to Section 2.03(b), the Borrower shall have deposited with the LC Depositary Bank an amount sufficient to replenish the Cash Collateral Account in the amount of the LC Disbursement and interest accrued thereon.

SECTION 2.07. Cash Collateral Accounts.

(a) Establishment of Accounts.

(i) The Borrower shall establish and maintain a cash collateral account with the LC Depositary Bank in the name of the Borrower, with the following details: ABA No. 021000021, Credit Acct: 10212661.1, Account Name: “DHI LC Cash Collateral Account” for further credit to “DHI”, Ref: Dynegy CCA #10212661.1 (the “LC Cash Collateral Account”). The LC Cash Collateral Account shall be pledged to, and subject to the control of, the LC Collateral Agent in a manner satisfactory to the Issuing Banks and the LC Lenders, and all funds held in the LC Cash Collateral Account from time to time and all proceeds thereof shall be security for the payment of all amounts due in respect of the LC Disbursements and Reimbursement Obligations and other obligations of the Borrower related to the Letters of Credit or the LC Commitments, whether or not then due. The LC Cash Collateral Account shall be maintained at all times in accordance with the terms of the LC Cash Collateral Account Agreement until the Required Lenders have notified the Collateral Agent and the LC Depositary Bank that the LC Commitments and all Letters of Credit issued under this Agreement have been terminated, and all outstanding Reimbursement Obligations and all outstanding LC Obligations have been paid in full. Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the LC Cash Collateral Account, except as set forth in Section 2.07(b) and except that upon receipt of notice from the Required Lenders of the termination of all Reimbursement Obligations and the payment of all amounts payable by the Borrower to the Issuing Banks and the LC Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied at the written direction of the Required Lenders to other LC Obligations then due and owing, and upon final payment in full of such other LC Obligations, any remaining amount shall be paid to the Borrower or as otherwise required by law.

(ii) The Borrower shall establish and maintain a cash collateral account with the Revolving Loan Depositary Bank in the name of the Borrower, with the following details: ABA #021-000-089, Acct # 36855852, Account Name: “Escrow Concentration Account”, Reference: DHI Cash Collateral Acct 795759 (the “Revolving Loan Cash Collateral Account”). The Revolving Loan Cash Collateral Account shall be pledged to, and subject to the control of, the Revolving Loan Collateral Agent in a manner satisfactory to the Revolving Loan Lenders, and all funds held in the Revolving Loan Cash Collateral Account from time to time and all proceeds thereof shall be security for the payment of all amounts due in respect of the Revolving Loans and other obligations of the Borrower related to the Revolving Loans or the Revolving Loan Commitments, whether or not then due. The Revolving Loan Cash Collateral Account shall be maintained at all times in accordance with the terms of the Revolving Loan Cash Collateral Account Agreement until the Revolving Loan Commitments have been terminated, and all Revolving Loan Obligations have been paid in full. Neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Revolving Loan Cash Collateral Account, except as set forth in Section 2.07(b) and except that upon the termination of all Revolving Loan Commitments and the payment of all amounts payable by the Borrower in respect thereof and in respect of the Revolving Loans, any funds remaining in the Revolving Loan Cash Collateral Account shall be applied to other Revolving Loan Obligations then due and owing and upon payment in full of such Revolving Loan Obligations, any remaining amount shall be paid to the Borrower or as otherwise required by law.

(iii) During the term of this Agreement, funds on deposit in the LC Cash Collateral Account shall be invested in a trust account of JPMorgan Chase Bank, N.A., unless otherwise instructed in writing by the Borrower and as shall be acceptable to the LC Collateral Agent. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and will be executed through JPMorgan Asset Management (JPMAM), in the investment management division of JPMorgan Chase. Subject to principles of best execution, transactions are effected on behalf of the LC Cash Collateral Account through broker-dealers selected by JPMAM. In this regard, JPMAM seeks to attain the best overall result for the LC Cash Collateral Account, taking into consideration quality of service and reliability. The LC Collateral Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The LC Collateral Agent shall have no liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Borrower to give the LC Collateral Agent instructions to invest or reinvest the amounts in the LC Cash Collateral Account. The LC Collateral Agent or any of its Affiliates may receive compensation with respect to any investment directed hereunder. Receipt, investment and reinvestment of the funds on deposit in the LC Cash Collateral Account shall be confirmed by the LC Collateral Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Borrower to the LC Collateral Agent within thirty (30) days after receipt thereof.

(iv) During the term of this Agreement, funds on deposit in the Revolving Loan Cash Collateral Account shall be invested in a trust account of Citibank, N.A., unless otherwise instructed in writing by the Borrower and as shall be acceptable to the Revolving Loan Collateral Agent. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and will be executed through [                            ], in the investment management division of Citibank, N.A. Subject to principles of best execution, transactions are effected on behalf of the Revolving Loan Cash Collateral Account through broker-dealers selected by [                            ]. In this regard, [                            ] seeks to attain the best overall result for the Revolving Loan Cash Collateral Account, taking into consideration quality of service and reliability. The Revolving Loan Collateral Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Revolving Loan Collateral Agent shall have no liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Borrower to give the Revolving Loan Collateral Agent instructions to invest or reinvest the amounts in the Revolving Loan Cash Collateral Account. The Revolving Loan Collateral Agent or any of its Affiliates may receive compensation with respect to any investment directed hereunder. Receipt, investment and reinvestment of the funds on deposit in the Revolving Loan Cash Collateral Account shall be confirmed by the Revolving Loan Collateral Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the Borrower to the Revolving Loan Collateral Agent within thirty (30) days after receipt thereof.

(b) Release of Excess Collateral.

(i) Upon the written request of the Borrower (and prior written confirmation to the Collateral Agent from the Payment Agent specifying the amount of Excess Collateral that exists in the LC Cash Collateral Account), the LC Collateral Agent agrees to instruct the LC Depositary Bank to release to, or to the order of, the Borrower any interest income earned on deposits in the LC Cash Collateral Account; provided, that such interest income shall be released no more frequently than monthly on or after the last Business Day on which the Borrower is required to pay Letter of Credit Facility Fees after first offsetting against such interest income any unpaid Letter of Credit Facility Fees or Reimbursement Obligations or LC Obligations, and interest accrued thereon, which is due and owing by the Borrower as of the date such interest income is to be released.

(ii) Upon the reduction, termination or expiration of a Letter of Credit or at any time that the Payment Agent has determined that the LC Cash Collateral Account has Excess Collateral described in clause (b) of the definition thereof, then within one (1) Business Days of a request of the Borrower, the Payment Agent shall notify the Collateral Agent in writing, and the LC Collateral Agent agrees to instruct the LC Depositary Bank to release to, or to the order of, the Borrower such Excess Collateral after first offsetting against such Excess Collateral any unpaid Letter of Credit Facility Fees or Reimbursement Obligations or LC Obligations, and interest accrued thereon, which is due and owing by the Borrower as of the date such Excess Collateral is to be released.

(iii) Upon the request of the Borrower (and written confirmation from the Payment Agent that Excess Collateral exists in the Revolving Loan Cash Collateral Account), the Revolving Loan Collateral Agent agrees to instruct the Revolving Loan Depositary Bank to release to, or to the order of, the Borrower any interest income earned on deposits in the Revolving Loan Cash Collateral Account or any other Excess Collateral; provided, that such interest income shall be released no more frequently than monthly on or after the last Business Day on which the Borrower is required to pay interest on the Revolving Loans or Revolving Loan Facility Fees after first offsetting against such interest income any unpaid Revolving Loan Obligations or Revolving Loan Facility Fees, and interest accrued thereon, which is due and owing by the Borrower as of the date such interest income is to be released.

SECTION 2.08. Default Interest. Any LC Disbursement, any Letter of Credit Facility Fee any Revolving Loan or any other amount that is not paid when due hereunder shall accrue interest from and including the due date to but excluding the date that payment is made at a rate per annum equal to the Post-Default Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

SECTION 2.09. Computations. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.10. Fees.

(a) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower hereby agrees to pay to the relevant Issuing Bank solely for its benefit, (i) in the case of Letters of Credit that are standby Letters of Credit a Letter of Credit fronting fee equal to a per annum amount (calculated for the actual number of days elapsed on the basis of a year consisting of 365, or when appropriate 366, days) in the amount agreed to in the LC Fee Letter on the daily average available amount under each such Letter of Credit issued, increased or extended by such Issuing Bank from and including the date issued, increased or extended to and including the date of its expiration or earlier termination, (ii) in the case of Letters of Credit that are commercial Letters of Credit a Letter of Credit fronting fee equal to a per annum amount (calculated for the actual number of days elapsed on the basis of a year consisting of 365, or when appropriate 366, days) in the amount agreed to in the LC Fee Letter on the daily average available amount under each such Letter of Credit issued, increased or extended by the such Issuing Bank from and including the date issued, increased or extended to and including the date of its expiration or earlier termination, and (iii) a fee for each issuance, amendment or renewal of, and for each negotiation of a draft drawn under, a Letter of Credit issued, increased or extended by such Issuing Bank in the amount customarily charged by such Issuing Bank from time to time or such other amount that may be agreed to in writing from time to time by such Issuing Bank and the Borrower. The Borrower shall pay to the Payment Agent on the fifth Business Day following receipt by the Borrower of an invoice for such fees owing with respect to the prior calendar quarter, the Letter of Credit fronting fee due with respect to each outstanding Letter of Credit commencing on the first such date to occur after such Letter of Credit is issued, increased or extended. The Payment Agent shall promptly remit to the relevant Issuing Bank any Letter of Credit fronting fee due to such Issuing Bank after the Payment Agent’s receipt of such fee.

(b) Letter of Credit Fees. The Borrower agrees to pay or cause to be paid to the Payment Agent for the account of the Issuing Banks and each Lender (if any) the following fees (collectively with the fees described in clauses (a) of this Section 2.10, the “Letter of Credit Facility Fees”) with respect to its pro rata portion of the LC Exposure (less, in the case of the Issuing Banks, the LC Exposure of the Lenders’ participations in the Letters of Credit):

(i) a letter of credit fee in an amount equal to a daily rate of .50% per annum during which any Letter of Credit shall remain outstanding, multiplied by the average daily aggregate undrawn stated amount available from time to time to be drawn under the outstanding Letters of Credit for each day occurring during the immediately preceding month; and

(ii) a commitment fee in an amount equal to a daily rate of ..10% per annum multiplied by the excess, if any, of the average daily aggregate unused amount of the LC Commitment.

The Letter of Credit Facility Fees described in this Section 2.10(b) shall be payable monthly in arrears on each monthly anniversary of the Closing Date and on the Letter of Credit Termination Date. Unless otherwise paid by the Borrower, the Payment Agent shall notify the Collateral Agent to direct the LC Depositary Bank to withdraw from the Cash Collateral Account the monthly Letter of Credit Facility Fees due and owing. All Letter of Credit Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding anything to the contrary in this Agreement, if there are no Lenders party to this Agreement, the Borrower shall pay or cause to be paid Letter of Credit fees directly to the applicable Issuing Bank for its own account, and not to the Payment Agent.

(c) Fees in Respect of Revolving Loan Facility. The Borrower agrees to pay or cause to be paid to the Payment Agent for the account of each Revolving Loan Lender in accordance with its Pro Rata Share and/or Citigroup Global Markets, Inc., as applicable, the following fees (collectively, the “Revolving Loan Facility Fees”) with respect to its Pro Rata Share:

(i) a commitment fee for the period from and including the Closing Date to but not including the last day of the Availability Period, computed at a rate equal to 0.10% per annum times the actual daily amount by which the aggregate Revolving Loan Commitments exceed the sum of the outstanding amounts of the Revolving Loans; provided that any commitment fee accrued with respect to any of the Revolving Loan Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Revolving Loan Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 4.03 is not met, and shall be due and payable quarterly in arrears on the fifth Business Day following receipt by the Borrower of an invoice with appropriate back up, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Termination Date. The commitment fee shall be calculated quarterly in arrears; and

(ii) such fees as shall have been separately agreed upon in the Revolving Loan Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d) Payment of Fees. Except as otherwise provided in Section 2.10(a), (b) or (c), all fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Payment Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Letter of Credit Facility Fees, to the LC Lenders entitled thereto and, in the case of the Revolving Loan Commitment Fees, to the Revolving Loan Lenders.

SECTION 2.11. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall increase the cost (other than costs relating to Taxes, which shall be solely dealt with pursuant to Section 2.12) to any Lender or the Issuing Banks of participating in, issuing or maintaining any Letter of Credit or making any Loan or to reduce the amount of any sum received or receivable by such Lender or the Issuing Banks hereunder, then the Borrower will pay to such Lender or the Issuing Banks, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Banks, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Banks determine that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or any Issuing Banks’ capital or on the capital of such Lender’s or an Issuing Banks’ holding company, if any, as a consequence of this Agreement or the participations in a Letter of Credit held by, such Lender, or a Letter of Credit issued by an Issuing Bank, or the making of any Loan to a level below that which such Lender or the Issuing Banks or such Lender’s or an Issuing Banks’ holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Banks’ policies and the policies of such Lender’s or an Issuing Banks’ holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Banks, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Banks or such Lender’s or an Issuing Banks’ holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this

Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Paying Agent, Lender or Issuing Banks (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Agents, each Lender (if any) and the Issuing Banks, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by any of the Agents, such Lender or the Issuing Banks, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Payment Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Payment Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Payment Agent.

(e) Foreign Lenders. Each Foreign Lender shall deliver to the Payment Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Payment Agent that such Foreign

Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Payment Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, and (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Payment Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Payment Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Payment Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

SECTION 2.13. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Payment Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Payment Agent except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.11, 2.12 and 8.03, which shall be made directly to the Persons entitled thereto. Payments to the Payment Agent shall be made to it at the following account:

CITIBANK, N.A.
ABA NO:	021000089
ACCOUNT OF:	36852248
ACCOUNT #:	Agency/Medium Term Finance
REFERENCE:	Dynegy
ATTENTION:	Global Loans/Agency

The Payment Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Payment Agent to pay fully all amounts of unreimbursed LC Disbursements or unpaid accrued Revolving Loan Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay unreimbursed LC Disbursements and unpaid Revolving Loan Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements and unpaid Revolving Loan Obligations then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each payment of letter of credit fees under Section 2.10(a) shall be made for account of the applicable Issuing Bank and the LC Lenders (if any) pro rata in accordance with the respective LC Exposure held by the applicable Issuing Bank and each Lender; (ii) each reimbursement of LC Disbursements by the Borrower shall be made for account of the applicable Issuing Bank and the Lenders (if any) pro rata in accordance with the respective unreimbursed LC Disbursements held by them; (iii) each payment of interest on unreimbursed LC Disbursements shall be made for account of the Issuing Banks and the Lenders (if any) pro rata in accordance with the amounts of interest on such unreimbursed LC Disbursements then due and payable to the Issuing Banks and Lenders and (iv) each borrowing by the Borrower of Revolving Loans, each payment by the Borrower on account of any commitment fee with respect to Revolving Loans and any reduction of the Revolving Loan Commitments shall be made in accordance with the respective Pro Rata Shares of the Revolving Loan Lenders, and each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made in accordance with the respective Pro Rata Shares of the Revolving Loan Lenders.

(d) Sharing of Payments by Lenders. If an Issuing Bank or any LC Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of its participations in LC Disbursements, as applicable, resulting in an Issuing Bank or such LC Lender receiving payment of a greater proportion of the aggregate amount of its participations in LC Disbursements, and accrued interest thereon then due than the proportion received by the applicable Issuing Bank or other LC Lender, then the applicable Issuing Bank or LC Lender receiving such greater proportion shall purchase (for cash at face value) participations in LC Disbursements of the applicable Issuing Bank or LC Lenders to the extent necessary so that the benefit of all such payments shall be shared by the applicable Issuing Bank and the LC Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective participations in LC Disbursements; and, if any Revolving Loan Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of Revolving Loan Obligations owing to it, resulting in such Revolving Loan Lender receiving payment of a greater proportion of the aggregate amount of Revolving Loan Obligations owing to it then due than the proportion received by the other Revolving Loan Lenders, then the applicable Revolving Loan Lender receiving such greater proportion shall purchase (for cash at face value) participations in Revolving Loans, as applicable, of the Revolving Loan Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Revolving Loan Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that in each case above (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by the Issuing Banks or a Lender as consideration for the assignment of or sale of participations in LC Disbursements or Revolving Loans, as applicable, to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that the Issuing Banks or Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Payment Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Payment Agent for account of the Lenders (if any) or the Issuing Banks hereunder that the Borrower will not make such payment, the Payment Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Payment Agent forthwith on demand the amount so distributed to such Lender or the Issuing Banks with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Payment Agent, at the Federal Funds Rate.

(f) Certain Deductions by the Payment Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02 or 2.13(d), then the Payment Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Payment Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.14. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. Prior to a drawing under any Letter of Credit, and if no Event of Default shall have occurred and be continuing, if any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.12, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Payment Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Co-Administrative Agents and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.15. Exoneration; Independence; Continuing Obligation.

(a) Exoneration. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of the Issuing Banks, the Agents, the Agent-Related Persons, the Lenders or any of their respective Related Parties shall be liable or responsible for: (i) the use that may be made of any Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with that Letter of Credit; (ii) the validity, sufficiency or genuineness of documents presented to the Issuing Banks, or of any endorsement on those documents, even if those documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Issuing Banks against presentation of documents that do not comply with the terms of any Letter of Credit, including the failure of any documents to bear any reference or adequate reference to that Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; provided that the Borrower will have a claim against the Issuing Banks to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower that the Borrower proves were caused by (A) the Issuing Banks’ willful misconduct or gross negligence in determining whether a document presented under any Letter of Credit complies with the terms of that Letter of Credit or (B) the Issuing Banks’ willful failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of that Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(b) Independence; Continuing Obligation. The Borrower acknowledges that the rights and obligations of the Issuing Banks under any Letter of Credit are independent of the existence, performance or nonperformance of any contract, arrangement or transaction underlying such Letter of Credit.

SECTION 2.16. Termination or Reduction of Commitments. The Borrower, may upon written notice to the Payment Agent, terminate the unused portion of the unused Commitments, or from time to time permanently reduce the unused portion of the unused Commitments; provided, that (a) any such notice shall be received by the Payment Agent not later than 11:00 a.m. (eastern time) three (3) Business Days prior to the date of termination or reduction, (b) the Borrower shall give at least five (5) Business Days’ prior written notice of each such termination or reduction to the Administrative Agents, and (c) any such partial reduction shall be in a minimum aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount of the applicable Commitment. Notwithstanding the foregoing, the Borrower may not reduce the LC Commitment below the then outstanding principal balance of the LC Obligations and may not reduce the unused portion of the Revolving Loan Commitments below the then outstanding principal amount of Revolving Loan Obligations. No termination or reduction of the Commitment pursuant to this provision may be reinstated without the prior written approval of the Paying Agent, the Administrative Agents, the Issuing Banks, and the Lenders.

SECTION 2.17. Change of Control. If any Change of Control shall occur, the Issuing Banks shall no longer have an obligation to issue new Letters of Credit hereunder or amend (other than to reduce the face amount thereof), renew or extend an existing Letter of Credit or make any Revolving Loans.

SECTION 2.18. Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (including the International Chamber of Commerce decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit, and in each case to the extent not inconsistent with the above referred rules, the laws of the State of New York shall apply to each Letter of Credit.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Borrower Representations and Warranties. The Borrower represents and warrants to the Agents, the Lenders and the Issuing Banks that as of the date hereof:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, to execute, deliver and perform the Loan Documents and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, the State of Texas and every other jurisdiction in which such qualification is required.

(b) The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s corporate and other powers, have been duly authorized by all necessary limited liability company action and, if required, by all necessary member or other action, and do not contravene (i) the Borrower’s organizational documents, (ii) law applicable to the Borrower or its properties or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties.

(c) The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party did not and do not require any Governmental Approval.

(d) The Loan Documents to which it is a party, when executed and delivered by it, will constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and as its enforceability is subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) The Borrower has furnished to the Issuing Banks the balance sheets and statements of income, shareholders’ equity and cash flows of the Borrower and each of its Subsidiaries (i) as of and for the fiscal year ended December 31, 2004 reported on by PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2005, in each case certified by an Authorized Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of such Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph. Other than as disclosed in any Public Disclosure, since June 30, 2005, there has been no material adverse change in the business, assets, operations, or financial condition of the Borrower and its Subsidiaries.

(f) Except as set forth on Schedule 2 hereto or as disclosed in any Public Disclosure, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the execution, delivery, validity or performance of any Loan Document.

(g) No Default or Event of Default has occurred and is continuing under any Loan Document.

(h) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board).

(i) The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) The Cash Collateral Documents create in favor of the applicable Collateral Agent for the benefit of Cash Collateral Secured Parties a valid and, together with such filings and other actions, first priority perfected security interests in the collateral covered by the Cash Collateral Documents (subject to no Liens other than Permitted Liens), securing the Obligations.

ARTICLE IV

CONDITIONS

SECTION 4.01. Closing Date. The obligations of each party to enter into the Transactions contemplated herein shall be subject to satisfaction (or waiver by such party in accordance with Section 8.02) on or prior to the Closing Date of the following conditions precedent:

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to either Co-Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) and the Revolving Loan Administrative Agent that such party has signed a counterpart of this Agreement.

(b) Execution of Cash Collateral Documents. The Cash Collateral Account Agreements shall have been duly executed and delivered by the parties thereto.

(c) Opinion of Counsel to the Borrower. Favorable written opinions (addressed to the Administrative Agents, the Collateral Agents, the Issuing Banks and the Lenders and dated the Closing Date) of O’Melveny & Myers LLP, special counsel for the Borrower, Parent Guarantors and Subsidiary Guarantors, covering such matters relating to the Borrower, Parent Guarantors and Subsidiary Guarantors, this Agreement, and the other Loan Documents or the Transactions as the Agents or the Issuing Banks shall reasonably request.

(d) Corporate Documents. Such documents and certificates as the Administrative Agents or the Issuing Banks, or their counsel may reasonably request relating to the organization, existence and good standing of the Borrower (including a copy of the certificate of incorporation certified by the Secretary of State of the State of Delaware as of a recent date), the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agents and its counsel, including a certificate of the secretary or assistant secretary of the Borrower, dated as of the Closing Date, certifying:

(i) that attached to such certificate is a true and complete copy of the certificate of incorporation of the Borrower as in effect on the date of such certificate,

(ii) that attached to such certificate is a true and complete copy of resolutions duly adopted by the governing body of the Borrower authorizing the execution, delivery and performance of such of the Loan Documents to which the

Borrower is or is intended to be a party (and the extension of credit under this Agreement), and that such resolutions have not been modified, rescinded or amended and are in full force and effect,

(iii) as to the incumbency and specimen signature of each officer of the Borrower executing the Loan Documents to which the Borrower is or is intended to be a party and each other document to be delivered by the Borrower from time to time in connection with the Loan Documents (and the Administrative Agents and each Lender may conclusively rely on such certificate until they receive notice in writing from the Borrower to a different effect), and

(iv) a certificate of another Authorized Officer of the Borrower, dated as of the Closing Date, as to the incumbency and specimen signature of the secretary or assistant secretary, as appropriate, of the Borrower.

(e) Officer’s Certificate. A certificate of an Authorized Officer of the Borrower, dated the Closing Date, certifying (i) as to the facts and circumstances set forth in Section 4.01(j) hereof, (ii) that the Loan Documents to which it is a party have been duly executed and delivered by the Borrower and are in full force and effect and (iii) that the Borrower has satisfied all conditions precedent (other than conditions precedent that have been waived) contained in the Loan Documents to which it is a party required to be satisfied by it on or prior to the Closing Date.

(f) Financial Statements. The Administrative Agents shall have received copies of the most recent available audited and unaudited consolidated financial statements of the Borrower and its Subsidiaries.

(g) Cash Collateral Accounts. Each of the Cash Collateral Accounts shall have been established and funded on the Closing Date in an amount at least equal to applicable Required Reserve (it being understood that the parties hereto acknowledge and agree that the foregoing actions shall be deemed to have been consummated simultaneously with the amendment and restatement of the Existing Credit Agreement) and all necessary actions necessary to create a first priority perfected security interests in each such Cash Collateral Account shall have been taken.

(h) Payment of Fees and Transaction Costs. The Borrower shall have paid all of the fees as the Borrower required pursuant to Section 2.10(a), (b) and (c), and the Borrower shall have paid or agreed to pay to the Issuing Banks or the Agents all of its reasonable transaction costs in connection herewith or pursuant to the Fee Letters, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agents, the Issuing Banks and the Revolving Loan Lenders, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

(i) Certain Facts and Circumstances.

(i) The representations and warranties of the Borrower contained in Article III shall be true and correct on and as of the Closing Date (both immediately prior to the consummation of the transactions intended to occur on the Closing Date and also after giving effect thereto) in all material respects as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such date).

(ii) No Default shall have occurred and be continuing on such date.

(iii) (x) There shall be no actions, suits, investigations or proceedings at law or in equity by or before any Governmental Authority pending or threatened against the Borrower that could reasonably be expected to have a Material Adverse Effect, and (y) there shall not have been issued or proposed to be issued, any order, judgments or decrees by any Governmental Authority to set aside, restrain, enjoin or prevent the execution, delivery or performance of any of the Loan Documents or the consummation of the transactions contemplated thereby.

(iv) (x) No change in the financial or other condition of the Borrower shall have occurred that would reasonably be expected to have a Material Adverse Effect, and (y) no other act, event or circumstance shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(j) Compliance Documents. Documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, shall have been received by the Administrative Agents prior to the Closing Date and shall include, without limitation, evidence consisting of the following information (i) Borrower’s full legal name, (ii) Borrower’s address and mailing address, (iii) Borrower’s tax identification number, (iv) Borrower’s certificate of formation, (v) a list of directors of Borrower or list of such persons controlling Borrower, (vi) a list of the shareholders of Borrower, and (vii) an executed resolution or other such documentation stating who is authorized to execute this Agreement for Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agents.

(k) Each of the Shared Collateral Documents specifically identified in the definition thereof shall have been amended in a manner reasonably satisfactory to the Agents.

(l) All outstanding Loans (as defined in the Existing Credit Agreement) shall have been paid in full and the DMS Sale shall have been consummated (it being understood that the parties hereto (i) acknowledge and agree that the foregoing actions shall be deemed to have been consummated simultaneously with the amendment and restatement of the Existing Credit Agreement, and (ii) waive compliance by the Borrower and the Guarantors with Section 2.04 in so far as prepayments being made on a Pro Rata Share basis and with clauses (c), (d) and (e) of Section 7.05 of the Existing Credit Agreement).

(m) The DMS Sale shall have been consummated.

The Administrative Agents shall notify the Borrower and the Issuing Banks and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligation of the Issuing Banks to issue any Letter of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) on or prior to 5:00 p.m., New York City time, on October 31, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Conditions Precedent to Issuance of Letters of Credit. The obligations of the Issuing Banks to issue any Letter of Credit hereunder, including the obligation to extend, renew or increase the amount of any of the Existing Letters of Credit, shall not become effective until the date on which the Co-Administrative Agents shall have received each of the following documents, each of which shall be satisfactory to the Co-Administrative Agents (and to the extent specified below, to each Lender (if any)) in form and substance (or such condition shall have been waived in accordance with Section 8.02):

(a) the Payment Agent and the relevant Issuing Banks have received a Letter of Credit Application with respect to such Letter of Credit in accordance with Section 2.01(b) and each submission of a Letter of Credit Application shall be deemed a certification from the Borrower that:

(i) the representations and warranties set forth in Article III (other than in the last sentence of Section 3.01(e)) are true and correct in all material respects (unless made as of a specific date as set forth therein);

(ii) no Default exists or would exist as a result of the issuance of such Letter of Credit;

(iii) the issuance of such Letter of Credit will not contravene any Governmental Rule applicable to the Issuing Banks or any LC Lender;

(b) the Payment Agent and the Issuing Banks shall have received satisfactory evidence that the Borrower has deposited into the LC Cash Collateral Account such additional amounts required so that the balance on deposit in the LC Cash Collateral Account is at least equal to the LC Required Reserve;

(c) the Borrower shall not have received notice from the Payment Agent and the Issuing Banks that, in its reasonable determination, a Change of Control has occurred; and

(d) the Borrower shall have paid all applicable issuance and/or amendment fees of the Issuing Banks with respect to the issuance or amendment of such Letter of Credit.

SECTION 4.03. Conditions Precedent to Extensions of Revolving Loans. The obligations of the Revolving Loan Lenders to make any Revolving Loans hereunder, shall be subject to the satisfaction of the following conditions precedent:

(a) the Payment Agent shall have received a borrowing notice complying with the requirements set forth in Section 2.01A(b)(i) with respect to the requested borrowing of such Revolving Loans and each submission of such a borrowing notice shall be deemed to constitute the Borrower’s representation, warranty and certification that:

(i) the representations and warranties set forth in Article III (other than in the last sentence of Section 3.01(e)) are true and correct in all material respects (unless made as of a specific date as set forth therein);

(ii) no Default exists or would exist as a result of the making of such Revolving Loans;

(iii) the making of such Revolving Loans will not contravene any Governmental Rule applicable to any Revolving Loan Lender;

(b) the Payment Agent shall have received satisfactory evidence that the Borrower has deposited into the Revolving Loan Cash Collateral Account such additional amounts required so that the balance on deposit in the Revolving Loan Cash Collateral Account is at least equal to the Revolving Loan Required Reserve (it being understood that the parties hereto acknowledge and agree that the foregoing actions shall be deemed to have been consummated simultaneously with the amendment and restatement of the Existing Credit Agreement); and

(c) the Borrower shall not have received notice from the Payment Agent that, in its reasonable determination, a Change of Control has occurred.

SECTION 4.04. Conditions Precedent to Extensions of Backstop Facility Term Loans. The obligation, if any, of the Revolving Loan Lenders to make any Backstop Facility Term Loans shall be subject to the repayment in full of any outstanding Revolving Loan Obligations (it being understood that the Revolving Loan Commitments shall be terminated simultaneous with the extension of the Backstop Facility Term Loans and such Lenders shall thereupon become the Backstop Lenders) and the satisfaction of the conditions precedent described in the Senior Secured Term Loan Facility Summary of Terms and Conditions attached as Exhibit E to this Agreement (with such changes as the Borrower and such Lenders shall agree), including, without limitation, the amendment and restatement of this Agreement in form and substance satisfactory to the such Lenders solely as it relates to the incorporation of terms and conditions which are solely for the benefit of such Lenders to implement the incorporation of the Backstop Facility, including, without limitation, the incorporation of the new affirmative covenants, negative covenants, financial covenants, representations and warranties, Events of Defaults, mandatory and optional prepayment provisions, voting provisions, assignment and participation provisions and indemnification obligations described in the Senior Secured Term Loan Facility Summary of Terms and Conditions attached as Exhibit E to this Agreement (with such changes as the Borrower and such Lenders shall agree) and the incorporation of customary provisions for similar credit facilities, in each case solely as such provisions relate to the Backstop Facility.

ARTICLE V

COVENANTS

SECTION 5.01. Borrower Affirmative Covenants. The Borrower shall:

(a) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities;

(b) preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect;

(c) except where the failure to do so, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect, comply with all applicable Governmental Rules including ERISA and Environmental Laws and Governmental Approvals applicable to the Borrower;

(d) pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower has set aside adequate cash reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(e) furnish to the Administrative Agents, within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(f) furnish to the Administrative Agents, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, if applicable, all certified by an Authorized Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(g) furnish to the Administrative Agents, concurrently with any delivery of financial statements under clause (e) or (f) of this section, a certificate of an Authorized Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements most recently provided hereunder and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(h) furnish to the Administrative Agents, as soon as possible and in any event within five days after the Borrower has knowledge of the occurrence of each Event of Default and each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of a duly authorized officer of the Borrower setting forth details of such Event of Default or event, as the case may be, and the actions that the Borrower has taken and proposes to take with respect thereto;

(i) furnish to the Administrative Agents such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agents may from time to time reasonably request.

SECTION 5.02. Borrower Negative Covenants.

(a) The Borrower shall not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien (other than Permitted Liens) on the Cash Collateral Account except as expressly contemplated in the Cash Collateral Account Agreement.

(b) The Borrower shall not merge or consolidate with or into any other Person, or sell, lease or otherwise transfer all or substantially all of its assets, except that the Borrower may merge into, consolidate with or into or sell, lease or otherwise transfer all or substantially all of its assets to any successor or purchaser Business Entity so long as such successor or purchaser Business Entity shall be organized in the United States of America.

ARTICLE VI

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) (i) The Borrower shall fail to pay any amount payable under Section 2.01A(c) or Section 2.03 (after taking into account the application of the proceeds from the applicable Cash Collateral Account described in Section 2.01A(c)(v) or Section 2.03(b), as applicable, whether or not such proceeds are actually applied) when due, or (ii) the Borrower shall fail to pay any other amount under this Agreement within ten (10) days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower (or any of its officers) herein or in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made; or

(c) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.02; or any other term, covenant or agreement contained in this Agreement shall not be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 60 days after written notice thereof shall have been given to the Borrower by any of the Administrative Agents, the Issuing Banks or any Lender; or

(d) The Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (d).

(e) If any Event of Default shall occur and be continuing, then and in every such event, and at any time thereafter during the continuance of such Event of Default, the Co-Administrative Agents may, and upon request of the LC Required Lenders shall, by written notice to the Borrower, terminate the LC Commitments and the Issuing Banks shall no longer have an obligation to issue Letters of Credit hereunder, and the Revolving Loan Administrative Agent may, and upon the request of the Revolving Loan Required Lenders shall, by written notice to the Borrower, terminate the Revolving Loan Commitments, in each case without presentment, demand, protest or any other notice of any kind, all of which are expressly waived; provided that if any Event of Default set forth in Section 6.01(d) hereof shall occur with respect to the Borrower, then without any notice to the Borrower or any other act by any of the Administrative Agents, the Issuing Banks or any other Lenders or any other Person, the Commitments shall automatically be terminated and the Issuing Banks shall no longer have an obligation to issue Letters of Credit hereunder, all without presentment, demand, protest or notice of any kind, all of which are expressly waived. In addition, if any Event of Default occurs and is continuing, the Administrative Agents may and, at the request of the Required Lenders, may take any or all of the following actions: declare the unpaid principal amount of all outstanding Revolving Loans owing or payable hereunder or under any other Loan Document to be immediately due and payable, and if any Event of Default set forth in Section 6.01(d) hereof shall occur with respect to the Borrower, then without any notice to the Borrower or any other act by the Administrative Agents, the Issuing Banks or any other Lenders or any other Person, all such amounts shall automatically become immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and exercise on their own behalf or on behalf of the other Agents and the Lenders all rights and remedies available to them (subject to Sections 2.03(b) and 2.01A(c)(v)), to the other Agents and to the Lenders under the Loan Documents (including, without limitation, all of the Collateral Documents) or applicable Law.

ARTICLE VII

THE AGENTS

SECTION 7.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VII and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

(c) Each of the Lenders (in its capacities as a Lender and Issuing Bank (if applicable)) hereby irrevocably appoints and authorizes the applicable Collateral Agent to act as the agent and as the representative of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agents (and any co-agents, subagents and attorneys-in-fact appointed by either Collateral Agent or by any Administrative Agent pursuant to Section 7.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the applicable Collateral Agent), shall be entitled to the benefits of all provisions of this Article VII (including, without limitation, Section 7.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d) Each Lender hereby irrevocably authorizes the applicable Collateral Agent to (i) direct the Collateral Trustees to execute the Mortgage Supplements, (ii) consent to the amendment to the Collateral Trust Agreement delivered pursuant to the Existing Credit Agreement and (iii) enter into any other documents necessary to reflect the terms of this Agreement or effectuate the provisions in clauses (i) and (ii), in each case, in accordance with the Collateral Trust Agreement.

(e) It is understood and acknowledged that, in connection with the DMS Sale, the Borrower and the Parent Guarantor and the Revolving Loan Lenders have agreed upon terms and conditions pursuant to which the Revolving Loan Lenders would be willing to replace the Revolving Loan Facility with a senior secured term loan facility in an amount up to $600,000,000, the proceeds of which would be solely used to purchase or redeem second lien notes issued by the Borrower under the Indenture dated as of August 11, 2003 among the Borrower, the Parent Guarantor, the other guarantors named therein and the Collateral Trustees (such facility, the “Backstop Facility” and the Revolving Loan Lenders who agree to provide such loans the “Backstop Lenders”)). Each LC Lender (in its capacities as a Lender and/or Issuing Bank, if applicable) and each Agent irrevocably agrees that its consent shall not be required to amend and/or amend and restate this Agreement solely as it relates to the replacement of the Revolving Loan Facility with the Backstop Facility and the amendments and/or amendment and restatement of this Agreement solely as it relates to the provisions of the Revolving Loan Facility and the amendments described in Section 4.04 for the sole benefit of the Backstop Lenders; provided, that the Backstop Lenders agree to subordinate their rights in the LC Cash Collateral Account as contemplated in this Section 7.01(e) and provided, further, that such amendments and/or amendment and restatement do not affect in any adverse manner any of the rights, remedies, and obligations of the LC Lenders and Issuing Banks under this Agreement. In furtherance of the foregoing, the LC Lenders irrevocably authorize the Collateral Agents, the Payment Agent (including, if applicable, as a Representative) and the Administrative Agents (including, if applicable, each as Representatives, together as the Required Representative, and together with the Payment Agent as all of the Representatives), as applicable (each, an “Authorized Agent” and collectively the “Authorized Agents”), to enter into and/or direct the Collateral Trustees to enter into, as applicable, such amendments and/or amendment and restatement of this Agreement and the Loan Documents solely as it relates to effectuating the replacement of the Revolving Loan Facility with the Backstop Facility, including entering into replacements of, and/or acknowledgements, joinders, notifications or other agreements with respect to, (i) the Shared Collateral Documents as the applicable Authorized Agents reasonably deem necessary to result in (x) the Backstop Lenders sharing, equally and ratably with the LC Lenders, the LC Lenders’ first priority security interests in the collateral granted under the Shared Collateral Documents and (y) Backstop Lenders otherwise becoming subject to the terms of the Shared Collateral Documents and (ii) the Cash Collateral Documents as the applicable Authorized Agents reasonably deem necessary to result in (x) the Backstop Lenders sharing, equally and ratably with the Lenders (but subject to the intercreditor arrangements described in the next following sentence), the Lenders’ first priority security interests in the collateral granted under the Cash Collateral Documents and (y) the Backstop Lenders otherwise becoming subject to the terms of the Cash Collateral Documents. Each such LC Lender further irrevocably authorizes the Authorized Agents to enter into and/or direct the Collateral Trustees to enter into, as applicable, such intercreditor arrangements as the applicable Authorized Agents shall reasonably deem necessary to subordinate such security interests of the Backstop Lenders in the collateral granted under the Cash Collateral Documents to the super-priority security interests of the LC Lenders in the LC Cash Collateral Account and the amounts on deposit therein. Each such Lender hereby ratifies all amendments, amendment and restatements, replacements, acknowledgements, joinders, modifications and/or other agreements or instruments entered into in accordance with this Section 7.01(e).

SECTION 7.02. Delegation of Duties. Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agents) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

SECTION 7.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Anything in this Agreement to the contrary notwithstanding, in no event shall any Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if such Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither of the Collateral Agents shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond such Collateral Agent’s reasonable control.

SECTION 7.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the applicable Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. The Lenders hereby acknowledge that each Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the applicable Required Lenders. Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(b) For purposes of determining compliance with the conditions specified in Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the applicable Administrative Agents shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 7.05. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Payment Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agents will notify the Lenders of its receipt of any such notice. The Administrative Agents shall take such action, or direct the Collateral Agents to take such action or refrain from taking such action, with respect to such Default as may be directed by the applicable Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agents or the Collateral Agents, as the case may be, have received any such direction, the Administrative Agents or the Collateral Agents, as the case may be, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as they shall deem advisable or in the best interest of the Lenders.

SECTION 7.06. Credit Decision. Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 7.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided that no action taken by any Agent-Related Person in accordance with the directions of the applicable Required Lenders, and no action taken or refrained from being taken by the applicable Collateral Agent at the direction of a Administrative Agent or the Payment Agent, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 7.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. As used herein, “Indemnified Liabilities” for each Agent-Related Person means (i) any amounts not reimbursed by the Borrower for which such Agent-Related Person is entitled to reimbursement by the Borrower under the Loan Documents, (ii) any other reasonable expenses incurred by such Agent-Related Person on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any reasonable expenses incurred by such Agent-Related Person in connection with any dispute between such Agent-Related Person and any Lender or between two or more of the Lenders) and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against such Agent-Related Person in connection with any dispute between such Agent-Related Person and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents. Without limitation of the foregoing, each Lender shall reimburse each Agent and each Issuing Bank upon demand for its ratable share of any reasonable costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, this Agreement, the payment of all other Obligations and the resignation of such Agent.

SECTION 7.08. Agents in their Individual Capacities. Citicorp USA, Inc., Citibank, N.A., and JPMorgan Chase Bank, N.A. and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Citicorp USA, Inc., Citibank, N.A., and JPMorgan Chase Bank, N.A. were not Agents hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Citicorp USA, Inc., Citibank, N.A. and JPMorgan Chase Bank, N.A. or their respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 7.09. Successor Agents. Any Agent may resign as Agent upon 30 days’ notice to the Lenders. If any Agent resigns under this Agreement, the applicable Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the terms “Administrative Agent,” “Co-Administrative Agent” (if applicable) and “Collateral Agent” shall mean such successor administrative agent, co-administrative agent (if applicable) and collateral agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article VII and Sections 8.03 and 8.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the applicable Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Collateral Documents, and such other instruments or notices, as may be necessary or desirable, or as the applicable Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent. Any corporation or association into which either Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all the trust business of such Collateral

Agent’s corporate trust line of business may be transferred, shall be the successor of such Collateral Agent under this Agreement without further act.

SECTION 7.10. Administrative Agents May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agents (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agents shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agents and, in the event that the Administrative Agents shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.10 and 8.03.

Nothing contained herein shall be deemed to authorize the Administrative Agents to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agents to vote in respect of the claim of any Lender in any such proceeding.

SECTION 7.11. Collateral and Guaranty Matters. (a) Provided that no Event of Default then exists, the Collateral Agents shall, and shall direct the Collateral Trustees to, release any Lien on any property granted to or held by the Collateral Agents or the Collateral Trustees under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) that is disposed of as part of or in connection with any sale, lease, conveyance or other disposition (other than in respect of the Cash Collateral), or (iii) if approved, authorized or ratified in writing by applicable Required Lenders.

(a) Provided that no Event of Default then exists, the Agents and the Collateral Agents shall, and shall direct the Collateral Trustees to, release any Loan Party from its obligations under the Loan Documents to which it is a party or by which it is bound if such Person ceases to be a Subsidiary or is no longer required to be a party to the Guaranty as a result of a transaction permitted hereunder or otherwise in accordance with the terms of the Loan Documents.

(b) The Collateral Agents and the Agents, as the case may be, will, at the Borrower’s expense, timely execute and deliver such documents and notices and take such other actions as the Borrower may reasonably request to evidence the release of any Collateral or Loan Documents in accordance with this Section 7.11 and any other applicable terms of the Loan Documents.

(c) Each Lender hereby authorizes the Collateral Agents or the Administrative Agents to take the actions required under this Section 7.11. Without limiting such authorization, the requisite Lenders will timely confirm in writing the authority of the Collateral Agents or the Administrative Agents, as applicable, with respect to any action under this Section 7.11.

SECTION 7.12. Other Agents; Arrangers and Bookrunners. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-agent,” “bookrunner,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 7.13. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agents deem that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agents appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(a) In the event that the Administrative Agents appoint a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agents with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either of the Administrative Agents or such Supplemental Collateral Agents, and (ii) the provisions of this Article and of Section 8.03 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Agents shall be deemed to be references to the Administrative Agents and/or such Supplemental Collateral Agent, as the context may require.

(b) Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Administrative Agents for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agents. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agents until the appointment of a new Supplemental Collateral Agent.

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability.

(a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and of all ACH Obligations now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by any Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Agents and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agents, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty, such Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall survive termination of this Agreement and shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agents may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by any Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest maturity date in respect of the Facilities outstanding from time to time and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Payment Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the latest maturity date in respect of the Facilities outstanding from time to time shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive payments from any other Loan

Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agents so request, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Payment Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agents Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agents are authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agents for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the latest maturity date in respect of the Facilities outstanding from time to time and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Upon the occurrence of the latest date specified in clause (a) above, the Guarantors shall be released from other Obligations under the Loan Documents. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in this Section 8.06. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower:

Dynegy Holdings Inc.

1000 Louisiana St., Suite 5800

Houston, TX 77002

Fax No.: (713) 507-6808

Attn: Chuck Cook

(b) if to the Co-Administrative Agents:

Citicorp USA, Inc.

Citicorp USA, N.A.

Two Penns Way

Suite 100

New Castle, DE 19720

Fax Number: 212 994-0847

Attention: Bank Loan Syndication

JPMorgan Chase Bank, N.A.:

JPMorgan Chase Bank, N.A.

600 Travis, 20th Floor

Houston, TX 77002

Fax No: (713) 216-8870

Attn: Robert Traband

(c) if to the Revolving Loan Administrative Agent:

Citicorp USA, Inc.

Two Penns Way

Suite 100

New Castle, DE 19720

Fax Number: 212 994-0847

Attention: Bank Loan Syndication

(d) if to the Payment Agent:

Citibank, N.A.

Two Penns Way

Suite 100

New Castle, DE 19720

Fax Number: 212 994-0847

Attention: Bank Loan Syndication

(e) if to the LC Collateral Agent:

JPMorgan Chase Bank, N.A.

227 W. Monroe Street, Suite 2600

Chicago, IL 60606

Attention: Worldwide Securities Services

Fax Number: 312-267-5207

(f) if to the Revolving Loan Collateral Agent:

Citicorp USA, Inc.

Two Penns Way

Suite 100

New Castle, DE 19720

Fax Number: 212 994-0847

Attention: Bank Loan Syndication

(g) if to the Issuing Banks:

Citibank, N.A.:

Citibank, N.A.

Two Penns Way

Suite 100

New Castle, DE 19720

Fax Number: 212 994-0847

Attention: Bank Loan Syndication

JPMorgan Chase Bank, N.A.:

JPMorgan Chase Bank, N.A.

600 Travis, 20th Floor

Houston, TX 77002

Fax No: (713) 216-8870

Attn: Robert Traband

(h) if to a Lender, to it at its address (or telecopy number) set forth below its signature to this Agreement, or in its Assignment and Acceptance.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agents, the Issuing Banks or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of any Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agents, any Lender or the Issuing Banks may have had notice or knowledge of such Default at the time.

(b) Amendments. Subject to Section 7.01(e), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into (x) by the Borrower and the LC Required Lenders or by the Borrower and the Co-Administrative Agents with the consent of the LC Required Lenders (with respect to any provision hereof or any other Loan Document related to or affecting the rights, remedies or duties of any LC Lender or the obligations of any Loan Party with respect to any Letter of Credit or LC Commitment) and (y) by the Borrower and the Revolving Loan Required Lenders or by the Borrower and the Revolving Loan Administrative Agent with the consent of the Revolving Loan Required Lenders (with respect to any provision hereof or any other Loan Document related to or affecting the rights, remedies or duties of any Revolving Loan Lender or the obligations of any Loan Party with respect to any Revolving Loan or Revolving Loan Commitment); provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any LC Disbursement or Revolving Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any LC Disbursement or Revolving Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby;

(iv) change Section 2.13(d) without the consent of the Issuing Banks and each Lender affected thereby;

(v) change any of the provisions of this Section or the percentage in the definition of the term “LC Required Lenders” or any other provision hereof specifying the number or percentage of LC Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each LC Lender, or change any of the provisions of this Section or the percentage in the definition of the term “Revolving Loan Required Lenders” or “Pro Rata Share” or any other provision hereof specifying the number or percentage of Revolving Loan Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Revolving Loan Lender;

(vi) release the LC Cash Collateral and amounts in the LC Cash Collateral Account (other than as permitted by the Loan Documents) without the written consent of the Issuing Banks and each LC Lender;

(vii) release the Revolving Loan Cash Collateral and amounts in the Revolving Loan Cash Collateral Account (other than as permitted by the Loan Documents) without the written consent of each Revolving Loan Lender; and

(viii) release all or substantially all of the collateral (excluding the Cash Collateral and amounts in the Cash Collateral Account) under the Collateral Documents (other than as permitted by Section 7.11 and the Loan Documents) without the written consent of the Issuing Banks and each Lender affected thereby;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agents, the Collateral Agents or the Issuing Banks hereunder without the prior written consent of the Administrative Agents, the Collateral Agents or the Issuing Banks, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Issuing Banks, their Affiliates and the Lenders, including the reasonable fees, charges and disbursements of counsel for the Issuing Banks and the Lenders, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks and the LC Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, the fees and expenses of the Collateral Agents and the Depositary Banks as separately agreed, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agents, the Issuing Banks or any Lender, including the fees, charges and disbursements of a single counsel for the Administrative Agents, the Issuing Banks and the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with any Letter of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by the Cash Collateral Account Agreements or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agents, the Collateral Agents, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the issuance, amendment, renewal or extension of any Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Banks to honor a demand for payment under that Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Co-Administrative Agents, the Issuing Banks or the LC Collateral Agent under paragraph (a) or (b) of this Section, each LC Lender agrees to pay to the Co-Administrative Agents, the Issuing Banks or the LC Collateral Agent, as applicable, such LC Lender’s ratable share of the LC Exposure (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Co-Administrative Agents, the Issuing Banks or the LC Collateral Agent in their capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to the Revolving Loan Administrative Agent or the Revolving Loan Collateral Agent under paragraph (a) or (b) of this Section, each Revolving Loan Lender agrees to pay to the Revolving Loan Administrative Agent or the Revolving Loan Collateral Agent, as applicable, such Revolving Loan Lender’s ratable share of the Revolving Loan Obligations (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Revolving Loan Administrative Agent or the Revolving Loan Collateral Agent in their capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Cash Collateral Account Agreements, any Letter of Credit, any Revolving Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as permitted by Section 5.02(b)) without the prior written consent of the Issuing Banks and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment); provided that

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender: (x) in the case of an assignment of any LC Commitment, LC Loan or any LC Exposure, each of the Borrower, the Issuing Banks and the Co-Administrative Agents and (y) in the case of an assignment of Revolving Loans or Revolving Loan Commitments, each of the Borrower and the Revolving Loan Administrative Agent must in each case give their prior written consent to such assignment (which consent shall not be unreasonably withheld),

(ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the applicable Administrative Agents) shall not be less than $5,000,000 unless each of the Borrower and the applicable Administrative Agents otherwise consent,

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and deliver to the Payment Agent a processing and recordation fee of $3,500;

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (a) or (d) of Article VI has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender (either an LC Lender or a Revolving Loan Lender, as applicable) under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12 and 8.03, but only to the extent relating to or in respect of periods prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) Maintenance of Register by the Payment Agent. The Payment Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of LC Disbursements and Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Payment Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Payment Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agents or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the LC Disbursements and Revolving Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) No Assignments to the Obligors or Affiliates. Anything in this Section to the contrary notwithstanding, neither the Issuing Banks nor any Lender may assign or participate any interest in any LC Exposure, Revolving Loan or Revolving Loan Commitment held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of the Issuing Banks and each Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letter of Credit and making of any Revolving Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the

Administrative Agents, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the obligations hereunder, the expiration or termination of the Letter of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement the related Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Issuing Banks and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Issuing Banks or Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Issuing Banks or Lender, irrespective of whether or not the Issuing Banks or Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Issuing Banks and each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Issuing Banks or Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and performed in the State of New York.

(b) Submission to Jurisdiction; Waiver of Venue. The Borrower submits to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York and of any New York State court sitting in New York for the purposes of all legal proceedings arising out of or relating to this Agreement or the Transactions contemplated by this Agreement. Each Party irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may not or in the future have to the laying of the venue of any such proceeding brought in any such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

(c) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by the Issuing Banks, any Lender or by one or more Subsidiaries or Affiliates of the Issuing Banks or Lender and the Borrower hereby authorizes the Issuing Banks and each Lender to share any information delivered to the Issuing Banks and Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Issuing Banks or Lender to enter into this Agreement, to any such Subsidiary or Affiliate, it being understood that any such Subsidiary or Affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were the Issuing Banks or a Lender hereunder. Such authorization shall survive the payment of the obligations hereunder, the expiration or termination of the Letter of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agents, the Issuing Banks and the Lenders agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for its own confidential information, any nonpublic information supplied to it by the Borrower pursuant to this Agreement that is identified by the Borrower as confidential at the time it is delivered to the any Administrative Agent, the Issuing Banks or any Lender; provided that nothing in this Agreement shall limit the disclosure of any such information (i) to the extent required by Governmental Rule, (ii) to counsel to the Administrative Agents, the Issuing Banks or any the Lender, (iii) to bank examiners, auditors or accountants,

(iv) to any other party to this Agreement or any Affiliate of that party, (v) in connection with any litigation to which any one or more of the parties to this Agreement is a party, (vi) to any assignee or participant (or prospective assignee or participant) of any Lender so long as that assignee or participant (or prospective assignee or participant) first executes and delivers to such Lender an agreement substantially to the same effect as this Section 8.12(b), (vii) to the extent that such information becomes publicly available (other than as a result of a breach of this Section 8.12(b)) or is received from a source other than the Borrower or (viii) with the consent of the Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

DYNEGY HOLDINGS INC.

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Vice President

PARENT GUARANTOR:

DYNEGY INC.

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Vice President

SUBSIDIARY GUARANTORS:

DYNEGY POWER CORP.

DPC II INC.

DYNEGY ENGINEERING, INC.

DYNEGY SERVICES, INC.

DYNEGY POWER MANAGEMENT SERVICES, L.P.,

CALCASIEU POWER, INC.

DYNEGY OPERATING COMPANY

DYNEGY PARTS AND TECHNICAL SERVICES, INC.

DYNEGY POWER MANAGEMENT SERVICES, INC.

HEP COGEN, INC.

NORTHWAY COGEN, INC.

DYNEGY POWER INVESTMENTS, INC.

DYNEGY POWER SERVICES, INC.

DYNEGY POWER NEVADA, INC.

MICHIGAN COGEN, INC.

MICHIGAN POWER, INC.

OCG COGEN, INC.

OYSTER CREEK COGEN, INC.

RRP COMPANY

DPC COLOMBIA – OPON POWER RESOURCES COMPANY

TERMO SANTANDER HOLDING, LLC

RIVERSIDE GENERATION, INC.

RIVERSIDE GENERATING COMPANY, L.L.C.

ROLLING HILLS GENERATION, INC.

DYNEGY RENAISSANCE POWER, INC.

DYNEGY NORTHEAST GENERATION, INC.

HUDSON POWER, L.L.C.

DYNEGY MIDSTREAM GP, INC.

DYNEGY UPPER HOLDINGS, L.L.C.

DYNEGY HOLDING COMPANY, L.L.C.

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Vice President

DMG ENTERPRISES, INC.

HAVANA DOCK ENTERPRISES, LLC

DMT HOLDINGS, INC.

DMT G.P., L.L.C.

DMT HOLDINGS, L.P.

DYNEGY MARKETING AND TRADE

DYNEGY COAL TRADING & TRANSPORTATION, L.L.C.

NGC STORAGE, INC.

BLACK THUNDER MEMBER, INC.

ILLINOVA CORPORATION

ILLINOVA GENERATING COMPANY

IGC GRIMES COUNTY, INC.

IGC GRIMES FRONTIER, INC.

IPG FERNDALE, INC.

IPG PARIS, INC.

CHARTER OAK (PARIS) INC.

ILLINOVA ENERGY PARTNERS, INC.

PARISH POWER, INC.

CALCASIEU POWER, LLC

DELTA COGEN, INC.

DYNEGY POWER HOLDINGS, INC.

COGEN POWER, INC.

COGEN POWER, L.P.

DYNEGY INC.

BG HOLDINGS, INC.

BLACK MOUNTAIN COGEN, INC.

BLUEGRASS GENERATION, INC.

BLUEGRASS GENERATION COMPANY, L.L.C.

DYNEGY CABRILLO II LLC

BLUE RIDGE GENERATION INC.

BLUE RIDGE GENERATION LLC

CHICKAHOMINY GENERATING COMPANY

CHICKAHOMINY POWER, LLC

FLORIDA MERCANTILE POWER, INC.

PALMETTO POWER, L.L.C.

GASIFICATION SERVICES, INC.

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Vice President

GEORGIA MERCANTILE POWER, INC.

HEARD COUNTY POWER, L.L.C.

DYNEGY ROSETON, L.L.C.

DYNEGY HUDSON POWER RETAIL, L.L.C.

DYNEGY GLOBAL ENERGY, INC.

DYNEGY BROADBAND MARKETING AND TRADE

DYNEGY GP INC.

DYNEGY TECHNOLOGY CAPITAL CORP.

DYNEGY STRATEGIC INVESTMENTS, L.P.

DYNEGY STRATEGIC INVESTMENTS GP, L.L.C.

RENAISSANCE POWER, L.L.C.

ROLLING HILLS GENERATING, L.L.C.

DYNEGY POWER MARKETING, INC.

DYNEGY ENERGY SERVICES, INC.

ILLINOIS POWER ENERGY, INC.

DES NORTHEAST, INC.

DEM GP, LLC

DYNEGY ENERGY MARKETING, LP

DYNEGY ADMINISTRATIVE SERVICES COMPANY

NIPC, INC.

DYNEGY CATLIN MEMBER, INC.

DYNEGY MIDWEST GENERATION , INC.

DYNEGY I.T., INC.

CHESAPEAKE POWER, INC.

JAMES RIVER ENERGY CORP.

DPC POWER RESOURCES HOLDING COMPANY

DRY CREEK POWER, INC.

ROCKINGHAM POWER, L.L.C.

DYNEGY POWER DEVELOPMENT COMPANY

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Vice President

DYNEGY MANAGEMENT, INC.

DMT L.P., L.L.C.

DYNEGY STRATEGIC INVESTMENTS LP, INC.

DEM LP, LLC

DYNEGY DANSKAMMER, L.L.C.

DYNEGY MIDSTREAM HOLDINGS, INC.

DYNEGY GAS TRANSPORTATION, INC.

DYNEGY STORAGE TECHNOLOGY AND SERVICES, INC.

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Vice President

ISSUING BANKS:

CITIBANK, N.A., as Issuing Bank

By:	/s/ Richard Evans
Name:	Richard Evans
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as Issuing Bank and Co-Administrative Agent

By:	/s/ Robert W. Traband
Name:	Robert W. Traband
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as LC Collateral Agent

By:	/s/ Janice Ott Rotunno
Name:	Janice Ott Rotunno
Title:	Vice President

CITICORP USA, INC.,
as Co-Administrative Agent, Payment Agent and Revolving Loan Collateral Agent

By:	/s/ Richard Evans
Name:	Richard Evans
Title:	Vice President

CITICORP USA, INC.,
as Revolving Loan Administrative Agent

By:	/s/ Richard Evans
Name:	Richard Evans
Title:	Vice President

LC LENDERS:

BANK OF AMERICA, N.A., as LC Lender

By:	/s/ Kevin Bertelsen
Name:	Kevin Bertelsen
Title:	Vice President

Address for Notices:

TX-492-14-12

901 Main Street

Dallas, TX 75202

Attn: Jacqueline Archuleta

Telecopy Number: 214-290-8372

With a copy to:

NC1-007-13-13

100 North Tryon Street

Charlotte, NC 28255-0001

Attn: Kevin Bertelsen

Telecopy Number: 704-386-1319

CITICORP USA, INC.,
as LC Lender

By:	/s/ Richard Evans
Name:	Richard Evans
Title:	Vice President Global Power

Address for Notices:

388 Greenwich Street 21st Floor
New York, NY 10013

Attention: Telecopy Number:

CREDIT SUISSE, acting through its Cayman Islands Branch, as LC Lender

By:	/s/ Sarah Wu
Name:	Sarah Wu
Title:	Director

By:	/s/ Gregory S. Richards
Name:	Gregory S. Richards
Title:	Associate

Address for Notices:

Eleven Madison Avenue

New York, New York, 10010

Attention: James Moran

Telecopy Number: 1-973-960-8558

With a copy to:

Eleven Madison Avenue

New York, New York, 10010

Attention: Greg Richards

Telecopy Number: 1-917-326-8522

JPMORGAN CHASE BANK, N.A.
as LC Lender

By:	/s/ Robert W. Traband
Name:	Robert W. Traband
Title:	Vice President

Address for Notices:

300 South Riverside Plaza

Chicago, IL 60606

Fax: (312) 954-0203

Attn. Loretto White

With a copy to:

1111 Fannin Street, 10th Floor

Houston, Texas 77002

Fax: 713-427-6307

Attn: Sylvia Gutierrez

LEHMAN COMMERCIAL PAPER INC.
as LC Lender

By:	/s/ Frank P. Turner
Name:	Frank P. Turner
Title:	Vice President

Address for Notices: 745 Seventh Avenue New York, New York 10191 Attention: Frank Turner (646) 758-1986

REVOLVING LOAN LENDERS:

CITICORP USA, INC., as Revolving Loan Lender

By:	/s/ Richard Evans
Name:	Richard Evans
Title:	Vice President

Address for Notices: Richard Evans Vice President, Global Power 388 Greenwich Street, 21st Floor New York, NY 10013 212-816-8238